Exhibit 10.1

CREDIT AGREEMENT

Dated as of September 15, 2006

among

AMERICAN WATER CAPITAL CORP.,

as Borrower,

THE LENDERS IDENTIFIED THEREIN,

as Lenders

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent and LC Issuing Bank

AMERICAN WATER CAPITAL CORP.

CLOSING INDEX

All documents are dated as of September 15, 2006, unless otherwise indicated.

Document		Tab No.
Credit Agreement		1.

• Schedule I	Lenders and Commitments
• Schedule II	Significant Subsidiaries
• Schedule 2.04(j)	Letters of Credit
• Schedule 5.02(h)	Existing Debt
• Schedule 5.02(j)	Permitted Dispositions
• Schedule 6.01 (e)	Specified Default Agreements

• Exhibit A	Form of Notice of Borrowing
• Exhibit B	Form of Request for Issuance
• Exhibit C	Form of Assignment and Acceptance
• Exhibit D	Form of Note
• Exhibit E	Form of Financial Services Agreement
• Exhibit F	Form of Opinion of General Counsel to Borrower and Parent
• Exhibit G	Form of Opinion of Counsel to Administrative Agent

Officer’s Certificate of Borrower certifying representations and warranties		2.

Officer’s Certificate of Borrower certifying the following:		3.
• Certificate of Incorporation
• Bylaws
• Authorizing Resolutions
• Certificate of Incumbency
• Support Agreement, dated June 22, 2000 (as amended), between American Water Works Company, Inc. (“Parent”) and Borrower
• Financial Service Agreement, dated as of June 15, 2000, between Parent and Borrower

Officer’s Certificate of Parent certifying the following:	4
• Certificate of Incorporation
• Bylaws
• Authorizing Resolutions
• Certificate of Incumbency

Legal Opinion of King & Spalding LLP, counsel to the Administrative Agent and LC Issuing Banks	5

Legal Opinion of George W. Patrick, counsel to Borrower and Parent	6

2

EXECUTION COPY

U.S. $800,000,000

CREDIT AGREEMENT

dated as of September 15, 2006

among

AMERICAN WATER CAPITAL CORP.,

as Borrower

THE LENDERS IDENTIFIED HEREIN,

as Lenders

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent and LC Issuing Bank

J.P. MORGAN SECURITIES INC.,

Co-Lead Arranger

CITIGROUP GLOBAL MARKETS INC.,

Co-Lead Arranger

CITIBANK, N.A.,

Syndication Agent

ARTICLE IX
ACKNOWLEDGEMENT

Section 9.01 Parent	63

SCHEDULES

Schedule I	Lenders and Commitments
Schedule II	Significant Subsidiaries
Schedule 2.04(j)	Letters of Credit
Schedule 5.02(h)	Existing Debt
Schedule 5.02(j)	Permitted Dispositions
Schedule 6.0l(e)	Specified Default Agreements

EXHIBITS

Exhibit A	Form of Notice of Borrowing
Exhibit B	Form of Request for Issuance
Exhibit C	Form of Assignment and Acceptance
Exhibit D	Form of Note
Exhibit E	Form of Financial Services Agreement
Exhibit F	Form of Opinion of General Counsel to Borrower and Parent
Exhibit G	Form of Opinion of Counsel to Administrative Agent

v

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of September 15, 2006 (this “Agreement”), among AMERICAN WATER CAPITAL CORP., a Delaware corporation (the “Borrower”); the Lenders identified herein and such other Lenders that may hereafter become a party (collectively, the “Lenders”); and JPMORGAN CHASE BANK, N.A., as Administrative Agent (in such capacity and its successors and assigns, the “Administrative Agent”).

The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Certain Defined Terms. The terms defined in this Section 1.01 shall, for all purposes of this Agreement, have the meanings set forth herein:

“Advance” means a Base Rate Advance, a Eurodollar Rate Advance or a Swing Line Advance, and “Advances” means Base Rate Advances, Eurodollar Rate Advances or Swing Line Advances, or any or all of them, as the context shall require.

“Affected Lender” has the meaning set forth in Section 2.23.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control another entity if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract, or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Administrative Agent” has the meaning set forth in the preamble.

“Applicable Percentage” shall mean, with respect to the Facility Fee or any Eurodollar Rate Advance, Base Rate Advance or Swing Line Advance, at all times during which any Applicable Rating Level set forth below is in effect, the rate per annum (except as provided below) for the Facility Fee or such Advance set forth below next to such Applicable Rating Level:

Applicable Rating Level	Applicable Percentage for Facility Fee	Applicable Percentage for Eurodollar Rate Advances	Applicable Percentage for Base Rate Advances
1	0.045%	0.105%	0.000%
2	0.050%	0.150%	0.000%

3	0.055%	0.195%	0.000%
4	0.075%	0.225%	0.000%
5	0.090%	0.360%	0.000%
6	0.125%	0.425%	0.000%
7	0.150%	0.550%	0.000%

provided, that the Applicable Percentages set forth above for Eurodollar Rate Advances and Base Rate Advances shall be increased, for each Applicable Rating Level, by 0.050% per annum if and for so long as the Outstanding Credits exceed 50% of the aggregate Commitments.

Any change in the Applicable Percentages resulting from a change in the Applicable Rating Level shall become effective upon the date of announcement of any change in the Moody’s Rating or the S&P Rating that results in such change in the Applicable Rating Level.

“Applicable Rating Level” at any time shall be determined in accordance with the then-applicable S&P Rating and the then-applicable Moody’s Rating as follows:

S&P Rating/Moody’s Rating	Applicable Rating Level
S&P Rating A+ or higher or Moody’s Rating Al or higher	1
S&P Rating A or Moody ‘s Rating A2	2
S&P Rating A- or Moody’s Rating A3	3
S&P Rating BBB+ or Moody’s Rating Baal	4
S&P Rating BBB or Moody’s Rating Baa2	5
S&P Rating BBB- or Moody’s Rating Baa3	6
S&P Rating BB+ or below or Moody’s Rating Bal or below, or no S&P Rating or Moody’s Rating	7

The Applicable Rating Level for any day shall be determined based upon the higher of the S&P Rating and the Moody’s Rating in effect on such day. If the S&P Rating and the Moody’s Rating are not the same (i.e., a “split rating”), the higher of such ratings shall control, unless the ratings differ by more than one level, in which case the rating one level below the higher of the two ratings shall control.

“Assignee” means the assignee of all or a portion of a Lender’s rights and obligations under this Agreement pursuant to the terms of Section 7.05(b).

“Assignment and Acceptance” means an Assignment and Acceptance executed in accordance with Section 7.05(b) in the form attached hereto as Exhibit C.

“Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Base Rate” means, for any period, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall at all times be equal to the higher of (i) the rate of interest announced publicly by the Administrative Agent, from time to time, as the Administrative Agent’s Prime Rate; and (ii)  1/2 of one percent per annum above the Federal Funds Rate in effect from time to time.

“Base Rate Advance” means a loan that bears interest as provided in Section 2.08(a)(i).

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Borrower” has the meaning set forth in the preamble.

“Borrowing” means a borrowing hereunder consisting of Base Rate Advances or Eurodollar Rate Advances made to the Borrower.

“Business Day” means a day of the year on which (i) banks are not required or authorized to close in New York City, and (ii) with respect to any borrowing, payment or rate selection of Eurodollar Rate Advances, a day on which banks are not required or authorized to close in New York City, and on which dealings in Dollar deposits are carried on in the London interbank market and on which commercial banks are open for domestic and international business (including dealings in Dollar deposits) in London, England.

“Capitalized Lease” means any lease that is required to be capitalized on a balance sheet of the lessee in accordance with GAAP, consistently applied.

“Cash Collateral Account” has the meaning set forth in Section 6.02.

“CERCLA” means the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C., § 9601, et seq., as amended from time to time, and any regulations promulgated thereunder.

“CERCLIS” means the Comprehensive Environmental Response Compensation and Liability Inventory System established pursuant to CERCLA.

“Change of Control” means the occurrence of any of the following: (i) at any time prior to an Initial Public Offering, RWE shall cease to have direct or indirect beneficial ownership of 100% of the outstanding Common Stock of the Parent, (ii) at any time when RWE does not beneficially own, directly or indirectly, more than 50% of the Parent’s then outstanding Common Stock, a Parent Change of Control or (iii) an RWE Change of Control.

“Co-Lead Arrangers” means Citigroup Global Markets Inc. and J.P. Morgan Securities, Inc.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor federal tax code. Any reference to any provision of the Code shall also be deemed to be a reference to any successor provision or provisions thereof.

“Commitment” means (i) with respect to each Lender, the commitment of such Lender to make its Pro Rata Percentage of Advances in an aggregate amount up to the amount set forth opposite the name of each Lender on Schedule I hereto, subject to adjustment on account of assignment pursuant to Section 7.05(b) or reduction in the aggregate Commitment pursuant to Section 2.10, and (ii) with respect to the Lenders collectively, the aggregate amount of all such Commitments.

“Commitment Letter” means, that Commitment Letter, dated as of June 15, 2006 among the Borrower, the Administrative Agent and the Co-Lead Arrangers, as amended, modified or supplemented from time to time.

“Common Stock” means with respect to any Person, the voting securities or equivalent equity interests of such Person having general voting rights, including, without limitation, the right to vote in the election of members of the board of directors (or persons performing similar functions) of such Person.

“Controlled Group” means, with respect to any Person, all trades or businesses (whether or not incorporated) that, together with such Person, are treated as a single employer under Section 414 of the Code.

“Consolidated Total Capitalization” means at any date of determination with respect to the Parent and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, the sum of (without duplication) (i) Consolidated Total Debt of the Parent and its Subsidiaries, plus (ii) the sum of the capital stock (excluding treasury stock and capital stock subscribed for and unissued) and surplus (including earning surplus, capital surplus, translation adjustment, the balance of the current profit and loss account not transferred to surplus and accumulated other comprehensive income) accounts of the Parent and its Subsidiaries, in each case as shown on the most recent consolidated balance sheet of the Parent and its Subsidiaries delivered pursuant to Section 5.01 (a).

“Consolidated Total Debt” means at any date of determination with respect to the Parent and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, the sum of (without duplication) all then outstanding Debt of the Parent and its Subsidiaries as shown on the most recent consolidated balance sheet of the Parent delivered pursuant to Section 5.01(a).

“Convert”, “Conversion” and “Converted” each refers to a conversion of Advances of one Type into Advances of another Type or the selection of a new, or the renewal of the same, Interest Period for Eurodollar Rate Advances, as the case may be, pursuant to Section 2.19.

“Current Termination Date” has the meaning set forth in Section 2.06(b).

“Debt” means, for any Person, (without duplication), all (i) indebtedness for borrowed money, (ii) obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) obligations to pay the deferred purchase price of property or service (other than trade payables not overdue by more than 90 days incurred in the ordinary course of business), (iv) obligations under Capitalized Leases, (v) reimbursement obligations (contingent or otherwise) in respect of outstanding letters of credit, (vi) indebtedness of the type referred to in clauses (i) through (v) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by), any Lien or encumbrance on, or security interest in, property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness, and (vii) all obligations of such Person for indebtedness or obligations of others of the kinds referred to in clauses (i) through (v) above under direct or indirect Guarantees, excluding, in all cases, advances for construction as set forth on the consolidated balance sheet of the Parent and its Subsidiaries.

“Default” means any condition or event that constitutes an Event of Default or that with the giving of notice or lapse of time or both would, unless cured or waived in writing, become an Event of Default.

“Designated Lender” has the meaning set forth in Section 2.05(a).

“Defaulting Lender” has the meaning set forth in Section 2.23.

“Dollars” or “$” means dollars in lawful currency of the United States of America.

“Domestic Lending Office” means, as to each Lender, the office of such Lender designated as its “Domestic Lending Office” opposite its name on Schedule I, or such other office as such Lender may from time to time specify to the Borrower as its Domestic Lending Office, and as to any Assignee, the office of such Assignee designated as such in its Assignment and Acceptance or such other office as such Assignee may designate as its Domestic Lending Office.

“Eligible Assignee” means (i) a Lender; (ii) an Affiliate of a Lender; and (iii) any bank or financial institution approved by the Administrative Agent, each LC Issuing Bank and the Swing Line Bank and, unless an Event of Default described in Section 6.01 (a), (g) or (h) has occurred and is continuing at the time any assignment is effected in accordance with Section 7.05, the Borrower (each such approval not to be unreasonably withheld or delayed and such approval to be deemed given by the Borrower if no objection is received by the assigning Lender and the Administrative Agent from the Borrower within ten Business Days after notice of such proposed assignment has been provided by the assigning Lender to the Borrower); provided, however, that neither the Borrower nor an Affiliate of the Borrower shall qualify as an Eligible Assignee.

“Environmental Authority” means any foreign, federal, state, local or regional government that exercises any form of jurisdiction or authority under any Environmental Requirement.

“Environmental Liabilities” means any liabilities, whether accrued, contingent or otherwise, arising from and in any way associated with the compliance or non-compliance with any Environmental Requirements.

“Environmental Notices” means written notice from any Environmental Authority or by any other person or entity alleging noncompliance with or liability under any Environmental Requirement, including without limitation any complaints, citations, demands or requests from any Environmental Authority or from any other person or entity for correction of any violation of any Environmental Requirement or any investigations concerning any violation of any Environmental Requirement.

“Environmental Proceedings” means any judicial or administrative proceedings arising from or in any way associated with any Environmental Requirement.

“Environmental Requirement” means, with respect to any Person, any legal requirement relating to health, safety or the environment and applicable to such Person, or the Properties of such Person, including but not limited to any such requirement under CERCLA or similar state legislation and all federal, state and local laws, ordinances, regulations, orders, writs, decrees and common law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor law. Any reference to any provision of ERISA shall also be deemed to be a reference to any successor provision or provisions thereof.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board, as in effect from time to time.

“Eurodollar Lending Office” means, as to each Lender, the office of such Lender designated as its “Eurodollar Lending Office” opposite its name on Schedule I, or such other office as such Lender may from time to time specify to the Borrower as its Eurodollar Lending Office, and as to any Assignee, the office of such Assignee designated as such in its Assignment and Acceptance or such other office as such Assignee may designate as its Eurodollar Lending Office.

“Eurodollar Rate” means, with respect to each day during each Interest Period pertaining to a Eurodollar Rate Advance, the rate appearing on Page 3750 of the Dow Jones Markets Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 A.M. (London time), two Business Days prior to the commencement of such Interest Period, as the rate for Dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “Eurodollar Rate” with respect to such Eurodollar Rate Advance for such

Interest Period shall be the rate per annum equal to the rate at which the principal London office of the Administrative Agent offers to place Dollar deposits at or about 11 :00 A.M. (London time), two Business Days prior to the beginning of such Interest Period with first-class banks in the London interbank market for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of its Eurodollar Rate Advance to be outstanding during such Interest Period.

“Eurodollar Rate Advance” means a loan that bears interest as provided in Section 2.08(a)(ii)

“Eurodollar Rate Reserve Percentage” for the Interest Period of any Eurodollar Rate Advance means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System with respect to liabilities or assets consisting of or including Eurocurrency Liabilities.

“Event of Default” has the meaning set. forth in Section 6.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Extension of Credit” means (i) the making of an Advance or (ii) the issuance of a Letter of Credit or the amendment of any Letter of Credit having the effect of extending the stated termination date thereof or increasing the maximum amount to be drawn thereunder.

“Extension Request” has the meaning specified in Section 2.06(b).

“Facility Fee” has the meaning set forth in Section 2.09(a).

“Federal Funds Rate” means for any day, the rate per annum (rounded upward, if necessary, to the next higher 1/100th of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (i) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (ii) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average of quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letter” means that certain fee letter, dated as of June 15, 2006, among the Borrower, JPMorgan Chase Bank, N.A., J.P. Morgan Securities Inc. and Citigroup Global Markets Inc., as amended, modified or supplemented from time to time.

“Financial Officer” of any Person means the chief financial officer, principal accounting officer, treasurer or controller of such Person.

“Financial Services Agreement” means any Financial Services Agreement between the Borrower and one or more of the Parent and the Operating Utilities, each in substantially the form of Exhibit E attached hereto (as amended, modified or supplemented from time to time in accordance with its terms); provided that for purposes of Section 3.01(c)(i), the term “Financial Services Agreement” shall mean the Financial Services Agreement dated as of June 15, 2000, between the Borrower and the Parent.

“Fiscal Quarter” means any fiscal quarter of the Borrower or the Parent, as applicable.

“Fiscal Year” means any fiscal year of the Borrower or the Parent, as applicable.

“Foreign Lender” has the meaning set forth in Section 2.17(d).

“Funded Debt” means, for any Person, (without duplication), all (i) indebtedness for borrowed money, (ii) obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) obligations to pay the deferred purchase price of property or service (other than trade payables not overdue by more than 90 days incurred in the ordinary course of business and long-term water purchase contracts), (iv) obligations under Capitalized Leases, and (v) all obligations of such Person for indebtedness or obligations of others of the kinds referred to in clauses (i) through (iv) above under direct or indirect Guarantees, excluding, in all cases, advances for construction as set forth on the consolidated balance sheet of the Parent and its Subsidiaries.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“Guarantee” means, with respect to any Person, any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to secure, purchase or pay (or advance or supply funds) for the purchase or payment of such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to provide collateral security or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of this payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be the lower of (x) an amount equal to the stated or determinable amount of the obligation in respect of which such Guarantee is made and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such obligation and the maximum amount for which such Person may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such Person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith. The term “Guarantee” used as a verb has a corresponding meaning.

“Hazardous Materials” means (i) solid or hazardous waste, as defined in the Resource Conservation and Recovery Act of 1980, 42 U.S.C. §6901, et seq. and its implementing regulations and amendments, or in any applicable state or local law or regulation, (ii) “hazardous substance”, “pollutant” or “contaminant” as defined in CERCLA, or in any applicable state or local law or regulation, (iii) gasoline, or any other petroleum product or by-product, including crude oil or any fraction thereof (iv) “toxic substances”, as defined in the Toxic Substances Control Act of 1976, or in any applicable state or local law or regulation and (v) “insecticides”, “fungicides” or “rodenticides,” as defined in the Federal Insecticide, Fungicide, and Rodenticide Act of 1975 or in any applicable state or local law or regulation, as each such Act, statute or regulation maybe amended from time to time.

“Initial Public Offering” means an offering of Common Stock of the Parent or of any Person that owns, directly or indirectly, 100% of the Common Stock of the Parent as of the date of the consummation of such offering, which offering is registered pursuant to an effective registration statement filed by the Parent or such Person under the Securities Act of 1933, as amended, and as a direct result of which at least 10% of the Common Stock of the Parent or such Person (calculated on a fully diluted basis taking into account all options and other rights to acquire Common Stock of the Parent or such Person then outstanding, regardless of whether such options or other rights are then exercisable) will be beneficially owned by Persons other than RWE, the Parent and Affiliates of the Parent (including all directors, officers and employees of RWE, the Parent and any such Affiliate).

“Interest Period” means, for each Eurodollar Rate Advance, the period commencing on the date of such Advance or the date of the Conversion of any Advance into such an Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. In the case of a Eurodollar Rate Advance, the duration of each such Interest Period shall be one, two, three or six months, or nine or twelve months if available to all Lenders, in each case as the Borrower may select by notice to the Administrative Agent pursuant to Section 2.02(a) or Section 2.19; provided, however, that:

(1) the Borrower may not select any Interest Period that ends after the Termination Date;

(2) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided, in the case of any Interest Period for a Eurodollar Rate Advance, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(3) any Interest Period for a Eurodollar Rate Advance that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month.

“Investment” means any investment in any Person, whether by means of purchase or acquisition of obligations or securities of such Person, capital contribution to such Person, loan or advance to such Person, making of a time deposit with such Person, Guarantee or assumption of any obligation of such Person or otherwise.

“IPO Company” means any Person the Common Stock of which is the subject of an offering described in the definition of “Initial Public Offering”.

“LC Fee” has the meaning set forth in Section 2.09(b).

“LC Issuing Bank” means, as to any Letter of Credit, JPMorgan Chase Bank, N.A., each Lender listed on Schedule 2.04(j) hereof and any other Lender or Affiliate of a Lender appointed by the Borrower that agrees pursuant to Section 2.04 to act as an LC Issuing Bank hereunder.

“LC Outstandings” means, on any date of determination, (i) the undrawn stated amounts of all Letters of Credit that are outstanding on such date, plus (ii) the aggregate principal amount of all unpaid reimbursement obligations of the Borrower on such date with respect to payments made by any LC Issuing Bank under any Letter of Credit, minus (iii) the amount of cash held in the Cash Collateral Account.

“Lenders” means each of the Lenders identified on the signature pages hereto, and their successors and permitted assigns.

“Lending Office” means, as to each Lender, such Lender’s Domestic Lending Office in the case of Base Rate Advances and Swing Line Advances and such Lender’s Eurodollar Lending Office in the case of Eurodollar Rate Advances.

“Lending Party” has the meaning set forth in Section 7.06.

“Letter of Credit” means any letter of credit issued by an LC Issuing Bank pursuant to Section 2.04.

“Lien” means, with respect to any asset, any mortgage, deed to secure debt, deed of trust, lien, pledge, charge, security interest, security title, preferential arrangement which has the practical effect of constituting a security interest, servitude or encumbrance of any kind in respect of such asset. For the purpose of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capitalized Lease or other title retention agreement relating to such asset.

“Loan Documents” means this Agreement, the Support Agreement, the Notes and any other document evidencing, relating to or securing the Advances, and any other document or instrument delivered from time to time in connection with this Agreement, the Notes or the Advances, as such documents and instruments may be amended or supplemented from time to time.

“Mandatory Commitment Reduction Amount” has the meaning set forth in Section 5.02(j).

“Mandatory Commitment Reduction Date” has the meaning set forth in Section 5.02(j).

“Material Adverse Change” means (i) any material adverse change in the business, condition (financial or otherwise) or operations of the Borrower or of the Parent and its Subsidiaries, taken as a whole, or (ii) the occurrence of any event or condition that has a material adverse effect on the legality, validity or enforceability of the Loan Documents or the ability of the Borrower or the Parent to perform its obligations thereunder.

“Margin Regulations” means Regulations T, U and X of the Board, as in effect from time to time, together with all official rulings and interpretations issued thereunder.

“Margin Stock” has the meaning assigned to that term in the Margin Regulations.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Moody’s Rating” means, on any date of determination, the debt rating most recently announced by Moody’s with respect to the senior unsecured, non-credit enhanced debt issued by the Borrower.

“Multi-employer Plan” has the meaning set forth in Section 4001 (a)(3) of ERISA.

“Net Cash Proceeds” means, with respect to any sale, the cash proceeds received in respect of such sale net of expenses of such sale, including, without limitations, reasonable and documented attorneys’, accountants’, and other advisors’ fees, and banking and investment banking fees, environmental, regulatory and solvency related fees, all legal, regulatory, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign, local or other taxes paid or reasonably estimated to be payable, as a consequence of such sale, and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable that are directly attributable to such sale, and all amounts used to repay, redeem or repurchase Debt secured by a Lien on any asset disposed of, sold, leased, conveyed or otherwise transferred in such sale or which is or may be required (by the express terms of the instrument governing such Debt) to be repaid, redeemed or repurchased in connection with such sale (including payments made to obtain or avoid the need for the consent of any holder of such Debt), and incremental income taxes or other taxes paid or payable as a result therefrom (after taking into account any available tax credits or deductions and any tax sharing arrangements).

“Non-Consenting Lender” has the meaning set forth in Section 7.04(b).

“Non-Extending Lender” has the meaning set forth in Section 2.06(b).

“Note” or “Notes” means each of the promissory notes of the Borrower, evidencing the obligation of the Borrower to repay the Advances to the Lenders substantially in the form of Exhibit D hereto.

“Notice of Borrowing” has the meaning set forth in Section 2.02(a).

“Notice of Swing Line Borrowing” has the meaning set forth in Section 2.03(a).

“OECD Country” means any member country of the Organization of Economic Cooperation and Development.

“Operating Utilities” means those Subsidiaries of the Parent that are operating water utilities and have entered into a Financial Services Agreement with the Borrower and the Parent.

“Other Taxes” has the meaning set forth in Section 2.17(b).

“Outstanding Credits” means, on any date of determination, an amount equal to the sum of (i) the aggregate principal amount of all Advances outstanding on such date plus (ii) the LC Outstandings on such date. The “Outstanding Credits” of any Lender means, on any date of determination, an amount equal to such Lender’s Pro Rata Share of the aggregate Outstanding Credits on such date.

“Parent” means American Water Works Company, Inc., a Delaware corporation.

“Parent Change of Control” means the occurrence of either of the following after an Initial Public Offering: (i) any entity, person (within the meaning of Section 14(d) of the Exchange Act) or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) that theretofore was beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of less than 25% of the Parent’s then outstanding Common Stock (other than RWE or any of its Affiliates) acquires direct or indirect beneficial ownership of shares of Common Stock of the Parent, in a transaction or series of transactions, that results in such entity, person or group directly or indirectly owning beneficially 25% or more of the Parent’s then outstanding Common Stock; or (ii) during any period of two consecutive years commencing after consummation of an Initial Public Offering, individuals who at the beginning of such period constituted the board of directors of the IPO Company (together with any new directors whose election to such board of directors or whose nomination for election was approved by a vote of a majority of the members of the board of directors of the IPO Company, which members comprising such majority were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of the IPO Company.

“Participant” has the meaning set forth in Section 7.05(e).

“Participation Interest” means a purchase by a Lender of a participation in Advances as provided in Section 2.22.

“Payment Date” means each March 31, June 30, September 30 and December 31.

“PBGC’ means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Investments” means:

(i) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America, any State thereof or any political subdivision of any such State or any OECD Country (or by any agency of the

United States of America or any OECD Country to the extent such obligations are backed by the full faith and credit of the United States of America or such OECD Country, as the case may be), in each case maturing within one year from the date of acquisition thereof;

(ii) investments in commercial paper maturing within one year from the date of acquisition thereof and having, at such date of acquisition, one of the two highest credit ratings obtainable from S&P or from Moody’s;

(iii) investments in certificates of deposit, banker’s acceptances and time or demand deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any office of any commercial bank organized under the laws of the United States of America or any State thereof or any OECD Country that has a combined capital and surplus and undivided profits of not less than $500,000,000;

(iv) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (i) above and entered into with a financial institution satisfying the criteria described in clause (iii) above;

(v) investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (i) through (iv) above; and

(vi) foreign investments substantially comparable to any of the foregoing in connection with managing cash of any Subsidiary having operations in a foreign country.

“Permitted Swap Agreement” means any Swap Agreement entered into in order to effectively cap, collar or exchange interest or foreign exchange rates with respect to any liability or investment of the Parent, the Borrower or any of the Operating Utilities.

“Person” means an individual, a corporation, a partnership (including, without limitation, a joint venture), an unincorporated association, a limited liability company, a trust or any other entity or organization, including, but not limited to, a government or political subdivision or an agency or instrumentality thereof.

“Plan” means at any time an employee pension benefit plan (other than a Multi-employer Plan) that is subject to the provisions of Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is maintained by a member of the Controlled Group for employees of a member of the Controlled Group.

“Prime Rate” means a rate per annum equal to the Administrative Agent’s index or base rate of interest announced from time to time by the Administrative Agent (which is not necessarily the lowest rate charged to any customer), changing when and as such base rate changes.

“Pro Rata Percentage” or “Pro Rata Share” means for each Lender, a fraction (expressed as a decimal) the numerator of which is the Commitment of such Lender at such time and the denominator of which is the aggregate Commitment of the Lenders at such time. The initial Pro Rata Percentages are set out on Schedule I hereto.

“Properties” means, with respect to, any Person, all real property owned, leased or otherwise used or occupied by such Person wherever located.

“Proposed Change” has the meaning set forth in Section 7.04(b).

“Request for Issuance” means a request made pursuant to Section 2.04 in the form of Exhibit B hereto.

“Register” has the meaning set forth in Section 7.05(c).

“Required Lenders” means, at any time, Lenders holding in the aggregate more than 50% of the aggregate principal amount of the Advances (exclusive of Swing Line Advances) outstanding, or, if no Advances are outstanding, more than 50% of the aggregate principal amount of all Commitments (exclusive of the Swing Line Commitment).

“Responsible Officer” means the chief executive officer, chief operating officer, general counsel or any Financial Officer of the Parent or the Borrower, and any other officer of the Borrower with responsibility for the administration of the obligations of the Borrower under this Agreement.

“RWE” means RWE AG, a German corporation.

“RWE Change of Control” means, at any time that RWE has direct or indirect beneficial ownership of more than 50% of the Parent’s then outstanding Common Stock, any entity, person (within the meaning of Section 14(d) of the Exchange Act) or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) that theretofore was beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of 50% or less of RWE’s then outstanding Common Stock acquires direct or indirect beneficial ownership of shares of Common Stock of RWE, in a transaction or series of transactions, that results in such entity, person or group directly or indirectly owning beneficially more than 50% of RWE’s then outstanding Common Stock.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“S&P Rating” shall mean, on any date of determination, the rating most recently announced by S&P with respect to the senior unsecured, non-credit enhanced debt issued by the Borrower.

“SEC” means the Securities and Exchange Commission.

“Significant Subsidiary” means the Borrower and with respect to any other Person, a Subsidiary of such Person that is a “significant subsidiary” (within the meaning of Regulation S-X of the SEC).

“Specified Default” means any default under any agreement listed in Schedule 6.01(e) arising out of any default in the performance of any obligation under any such agreement to deliver financial statements of the Parent, the Borrower or any Subsidiary of the Parent or to give notice of any such default.

“Subsidiary” means, with respect to any Person, any corporation or unincorporated entity of which more than 50% of the outstanding capital stock (or comparable interest) having ordinary voting power (irrespective of whether at the time capital stock (or comparable interest) of any other class or classes of such corporation or entity shall or might have voting power upon the occurrence of any contingency) is at any time directly or indirectly owned by said Person (whether directly or through one or more of the other Subsidiaries). In the case of an unincorporated entity, a Person shall be deemed to have more than 50% of interests having ordinary voting power only if such Person’s vote in respect of such interests comprises more than 50% of the total voting power of all such interests in the unincorporated entity.

“Support Agreement” means that certain Support Agreement, dated June 22, 2000, between the Parent and the Borrower as amended, modified or supplemented from time to time in accordance with its terms and this Agreement.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more interest rates or currencies.

“Swing Line Advance” means a loan that bears interest as provided in Section 2.08(a)(iii).

“Swing Line Bank” means the Administrative Agent, in its capacity as Swing Line Bank hereunder, or any successor thereto as provided in Section 2.03(e).

“Swing Line Borrowing” means a borrowing hereunder consisting of Swing Line Advances made to the Borrower.

“Swing Line Commitment” means the Commitment of the Swing Line Bank to make Swing Line Advances in an aggregate amount up to $25,000,000, subject to adjustment on account of a reduction in the Swing Line Commitment pursuant to Section 2.10.

“Taxes” has the meaning set forth in Section 2.17.

“Termination Date” means, for any Lender, September 15, 2011, unless, with respect to such Lender, such date is otherwise extended pursuant to Section 2.06.

“Type” with respect to an Advance (other than a Swing Line Advance), means any of the following, each of which shall be deemed to be a different “Type” of Advance: a Base Rate Advance, a Eurodollar Rate Advance having a one-month Interest Period, a Eurodollar Rate Advance having a two-month Interest Period, a Eurodollar Rate Advance having a three-month Interest Period, a Eurodollar Rate Advance having a six-month Interest Period, a Eurodollar Rate Advance having a nine-month Interest Period and a Eurodollar Rate Advance having a twelve-month Interest Period.

“Withdrawal Liability” means a liability to a Multi-employer Plan as a result of a complete or partial withdrawal from such Multi-employer Plan, as described in Part I of Subtitle E of Title IV of ERISA.

Section 1.02 Accounting Terms and Determinations. Unless otherwise specified herein, all terms of an accounting character used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP, provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision (including any definition) hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

Section 1.03 Use of Defined Terms. All terms defined in this Agreement shall have the same meanings when used in any of the other Loan Documents (other than the Support Agreement), unless otherwise defined therein or unless the context shall otherwise require.

Section 1.04 Terminology. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural and the plural shall include the singular. Titles of Articles and Sections in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

Section 1.05 References. Unless otherwise indicated, references in this Agreement to “Articles”, “Exhibits”, “Schedules” and “Sections” are references to articles, exhibits, schedules and sections hereof.

ARTICLE II

THE EXTENSIONS OF CREDIT

Section 2.01 Commitment to Extend Credit.

(a) Each Lender severally agrees, on the terms and conditions set forth herein, to make its Pro Rata Share of Advances (other than Swing Line Advances) to the Borrower from time to time before the Termination Date; provided that, immediately after each such Advance is made, (i) with respect to each Lender individually, the Outstanding Credits of such Lender shall not exceed such Lender’s Commitment, and (ii) with respect to the Lenders collectively, the aggregate Outstanding Credits shall not exceed the Lenders’ aggregate Commitment.

(b) The Swing Line Bank agrees, on the terms and conditions set forth herein, to make Swing Line Advances to the Borrower from time to time before the Termination Date; provided that, immediately after each such Swing Line Advance is made: (i) the outstanding aggregate principal amount of the Swing Line Advances shall not exceed the Swing Line Commitment, (ii) with respect to each Lender individually, the Outstanding Credits of such Lender shall not exceed such Lender’s Commitment, and (iii) with respect to the Lenders collectively, the aggregate Outstanding Credits shall not exceed the Lenders’ aggregate Commitment.

(c) Within the foregoing limits, the Borrower may borrow under this Section, repay or, to the extent permitted by Section 2.12, prepay Advances and reborrow under this Section at any time before the Termination Date.

Section 2.02 Method of Borrowing.

(a) Each Borrowing shall be made on a Business Day, upon notice from the Borrower to the Administrative Agent, given (i) in the case of a Borrowing that is a Base Rate Advance, not later than 10:00 A.M. (New York City time) on the date of the proposed Borrowing and (ii) in the case of a Borrowing that is a Eurodollar Rate Advance, not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing. Each such notice of a Borrowing (a “Notice of Borrowing”) by the Borrower shall be in substantially the form of Exhibit A hereto, specifying therein the requested (A) date of such Borrowing, (B) Type of Advance to be made in connection with such Borrowing, (C) aggregate amount of such Borrowing and (D) in the case of a Borrowing comprising Eurodollar Rate Advances, initial Interest Period for each such Advance. The Administrative Agent shall give notice to each Lender promptly upon receipt of each Notice of Borrowing pursuant to this Section 2.02(a), the contents thereof and each such Lender’s Pro Rata Share of any Borrowing to be made pursuant thereto. Each Lender shall, before 1:00 P.M. (New York City time) on the date of such Borrowing in the case of Eurodollar Rate Advances, and 3:00 P.M. (New York City time) on the date of such Borrowing in the case of Base Rate Advances, make available to the Administrative Agent for the account of the Borrower in same day funds, the proceeds of such Borrowing. Such Borrowing will then be made available to the Borrower by the Administrative Agent by crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent (or at such other location as may be agreed by the Borrower and the Administrative Agent).

(b) Each Notice of Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to comprise Eurodollar Rate Advances, the Borrower shall indemnify the applicable Lender against any loss, cost or expense incurred by such Leader as a result of any failure of the Borrower to fulfill on or before the date specified in such Notice of Borrowing for such Advances, the applicable conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by such Lender as part of such Borrowing when such Advance is not made on such date.

(c) Each Borrowing (whether for a Base Rate Advance or a Eurodollar Rate Advance) shall be in an aggregate principal amount of $5,000,000 or any multiple of $1,000,000 in excess thereof (except that any such Borrowing may be in the aggregate amount of the unutilized Commitment on such date).

Section 2.03 Method of Swing Line Borrowing.

(a) Each Swing Line Borrowing shall be made on a Business Day, upon notice from the Borrower to the Swing Line Bank, given not later than 12:00 noon (New York City time) on the date of the proposed Swing Line Borrowing. Each such notice of a Swing Line Borrowing (a “Notice of Swing Line Borrowing”) by the Borrower shall be in substantially the form of Exhibit A hereto, specifying therein the requested (i) date of such Swing Line Borrowing and (ii) aggregate amount of such Swing Line Borrowing. The Swing Line Bank shall, before 4:00 P.M. (New York City time) on the date of such Swing Line Borrowing, make available to the Administrative Agent for the account of the Borrower in same day funds, the proceeds of such Swing Line Borrowing. Such Swing Line Borrowing will then be made available to the Borrower by the Administrative Agent by crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Swing Line Bank and in like funds as received by the Administrative Agent. For purposes of determining the amount of Outstanding Credits of any Lender and the amount of unutilized Commitments, each Swing Line Borrowing made by the Swing Line Bank will be deemed to comprise outstanding Advances of the Lenders made in accordance with their Pro Rata Percentages.

(b) Each Swing Line Borrowing shall be in the aggregate principal amount of $1,000,000 or any multiple of $500,000 in excess thereof, or such lesser amount as shall be equal to the aggregate amount of the unutilized Commitment on such date.

(c) Notwithstanding anything in this Section 2.03 above to the contrary:

(i)	the aggregate amount of the Swing Line Advances outstanding at any time shall not exceed the Swing Line Commitment; and

(ii)	no more than one Swing Line Advance may be made on the same Business Day.

(d) Upon request by the Swing Line Bank with an outstanding Swing Line Advance, and notwithstanding whether a Default or Event of Default shall have occurred and be continuing, each other Lender shall purchase from the Swing Line Bank, and the Swing Line Bank shall sell and assign to each such other Lender, such other Lender’s Pro Rata Share of such outstanding Swing Line Advance as of the date of such demand, by making available to the Administrative Agent for the account of the Swing Line Bank, by deposit to the Administrative Agent’s account, in same day funds, an amount equal to the sum of (i) the portion of the outstanding principal amount of such Swing Line Advance to be purchased by such Lender, plus (ii) interest accrued and unpaid to and as of such date on such portion of the outstanding principal amount of such Swing Line Advance. Each Lender agrees to purchase its Pro Rata Share of an outstanding Swing Line Advance upon notice given not later than one Business Day prior to the Business Day of proposed purchase. Upon any such assignment by the Swing Line Bank to any other Lender of a portion of a Swing Line Advance, the Swing Line Bank represents and warrants to such other Lender that the Swing Line Bank is the legal and beneficial owner of such interest being assigned by it, but makes no other representation or warranty and assumes no responsibility with respect to such Swing Line Advance or the applicable Loan Documents. If and to the extent that any Lender shall not have so made the amount of such Swing Line Advance available to the Administrative Agent, such Lender agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by the Swing Line Bank until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate; provided, that if payment is not made within three Business Days of demand, interest thereon shall accrue at the Base Rate plus the Applicable Percentage for Swing Line Advances for each day thereafter. If such Lender shall pay to the Administrative Agent such amount for the account of the Swing Line Bank, such amount so paid in respect of principal shall constitute a Swing Line Advance by such Lender for purposes of this Agreement, and the outstanding principal amount of the Swing Line Advance made by the Swing Line Bank shall be reduced by such amount.

(e) The Swing Line Bank may resign at any time by giving written notice thereof to the Lenders and the Borrower, with any such resignation to become effective only upon the appointment of a successor Swing Line Bank pursuant to this Section 2.03(e). Upon any such resignation, the Required Lenders shall have the right to appoint a successor Swing Line Bank, which shall be a Lender or an Eligible Assignee acceptable to the Borrower. If no successor Swing Line Bank shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Swing Line Bank’s giving of notice of resignation, then the retiring Swing Line Bank may, on behalf of the Lenders, appoint a successor Swing Line Bank, which shall be a Lender or an Eligible Assignee acceptable to the Borrower. Upon the acceptance of any appointment as Swing Line Bank hereunder by a successor Swing Line Bank, such successor Swing Line Bank shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Swing Line Bank.

Section 2.04 Letters of Credit.

(a) In addition to the LC Issuing Banks named herein, the Borrower may from time to time appoint one or more other Lenders (with the consent of any such Lender, which consent may be withheld in the sole discretion of each Lender) to act, either directly or through an Affiliate of such Lender, as an LC Issuing Bank hereunder. Any such appointment and the terms thereof shall be evidenced in a separate written agreement executed by the Borrower and the relevant LC Issuing Bank, a copy of which agreement shall be delivered by the Borrower to the Administrative Agent. The Administrative Agent shall give prompt notice of any such appointment to the other Lenders. Upon such appointment, if and for so long as such Lender shall have any obligation to issue any Letters of Credit hereunder or any Letter of Credit issued by such Lender shall remain outstanding, such Lender shall be deemed to be, and shall have all the rights and obligations of, an “LC Issuing Bank” under this Agreement.

(b) Subject to the terms and conditions hereof, each Letter of Credit shall be issued (or the stated maturity thereof extended or terms thereof modified or amended) on not less than one Business Day’s prior notice thereof by delivery of (x) a Request for Issuance to the Administrative Agent (which shall promptly distribute copies thereof to the Lenders) and the relevant LC Issuing Bank, and (y) if requested by such LC Issuing Bank, a letter of credit application or other standard form required by the relevant Issuing Bank to such Issuing Bank. Each Letter of Credit shall be issued in a form acceptable to the relevant LC Issuing Bank. Each Request for Issuance shall specify (i) the identity of the relevant LC Issuing Bank, (ii) the date (which shall be a Business Day) of issuance of such Letter of Credit (or the date of effectiveness of such extension, modification or amendment) and the stated expiry date thereof (which shall not be later than the earlier of (A) one year after the date of issuance of such Letter of Credit and (B) unless cash collateralized prior to five Business Days prior to the Termination Date, the fifth Business Day preceding the Termination Date); provided, however, that a Letter of Credit may, upon the request of the Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of one year or less (but not beyond the date specified in clause (B) above) unless the relevant LC Issuing Bank notifies the beneficiary thereof at least 30 days prior to the then-applicable expiration date that such Letter of Credit will not be renewed), (iii) the proposed stated amount of such Letter of Credit (which amount shall not be subject to any automatic increase provisions), (iv) the name and address of the beneficiary of such Letter of Credit and (v) a statement of drawing conditions applicable to such Letter of Credit, and if such Request for Issuance relates to an amendment or modification of a Letter of Credit, it shall be accompanied by the consent of the beneficiary of the Letter of Credit thereto. Each Request for Issuance shall be delivered by the Borrower no later than 11:00 AM on the Business day immediately prior to the proposed date of issuance (or effectiveness) specified therein. Not later than 12:00 noon on the proposed date of issuance (or effectiveness) specified in such Request for Issuance, and upon fulfillment of the applicable conditions precedent and the other requirements set forth herein, the relevant LC Issuing Bank shall issue (or extend, amend or modify) such Letter of Credit and provide notice and a copy thereof to the Administrative Agent, which shall promptly furnish copies thereof to the Lenders; provided that the relevant LC Issuing Bank shall not issue or amend any Letter of Credit if such LC Issuing Bank has received notice from the Administrative Agent that the applicable conditions precedent have not been satisfied.

(c) No Letter of Credit shall be requested or issued hereunder if, after the issuance thereof, (i) the Outstanding Credits would exceed the aggregate Commitments or (ii) the LC Outstandings would exceed $150,000,000.

(d) The Borrower hereby agrees to pay (through the proceeds of a Borrowing or otherwise) to the Administrative Agent for the account of each LC Issuing Bank and, if any Lender shall have purchased a participation in the reimbursement obligations of the Borrower pursuant to subsection (e) below, such participating Lender, no later than one Business Day following receipt of notice by such LC Issuing Bank to the Borrower, on and after each date on which such LC Issuing Bank shall pay any amount under any Letter of Credit issued by such LC Issuing Bank, a sum equal to the amount so paid plus interest on such amount from the date so paid by such LC Issuing Bank until repayment to such LC Issuing Bank in full at a fluctuating interest rate per annum equal to the interest rate applicable to Base Rate Advances plus, if any amount paid by such LC Issuing Bank under a Letter of Credit is not reimbursed by the Borrower within three Business Days, 2%, unless refinanced with an Advance.

(e) If any LC Issuing Bank shall not have been reimbursed in full for any payment made by such LC Issuing Bank under a Letter of Credit issued by such LC Issuing Bank on the date payment is due from the Borrower pursuant to Section 2.04, such LC Issuing Bank shall give the Administrative Agent and each Lender prompt notice thereof (an “LC Payment Notice”) no later than 12:00 noon on the Business Day immediately succeeding such payment date. Each Lender severally agrees to purchase a participation in the reimbursement obligation of the Borrower to such LC Issuing Bank by paying to the Administrative Agent for the account of such LC Issuing Bank an amount equal to such Lender’s Pro Rata Percentage of such unreimbursed amount paid by such LC Issuing Bank, plus interest on such amount at a rate per annum equal to the Federal Funds Rate from the date of the payment by such LC Issuing Bank to the date of payment to such LC Issuing Bank by such Lender. Each such payment by a Lender shall be made not later than 3:00 P.M. on the Business Day on which such Lender shall have received an LC Payment Notice from such LC Issuing Bank. Each Lender’s obligation to make each such payment to the Administrative Agent for the account of such LC Issuing Bank shall be several and shall not be affected by the occurrence or continuance of a Default or the failure of any other Lender to make any payment under this Section 2.04(e). Each Lender further agrees that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(f) The failure of any Lender to make any payment to the Administrative Agent for the account of any LC Issuing Bank in accordance with subsection (e) above shall not relieve any other Lender of its obligation to make payment, but no Lender shall be responsible for the failure of any other Lender. If any Lender (a “non-performing Lender”) shall fail to make any payment to the Administrative Agent for the account of any LC Issuing Bank in accordance with subsection (e) above within five Business Days after the LC Payment Notice relating thereto, then, for so long as such failure shall continue, such LC Issuing Bank shall be deemed, for purposes of Sections 6.01 and 7.04 hereof, to be a Lender owed a Borrowing in an amount equal to the outstanding principal amount due and payable by such non-performing Lender to the Administrative Agent for the account of such LC Issuing Bank pursuant to subsection (e) above. Any non-performing Lender and the Borrower (without waiving any claim against such Lender for such Lender’s failure to purchase a participation in the reimbursement obligations of the Borrower under subsection (e) above) severally agree to pay to the Administrative Agent for the account of such LC Issuing Bank forthwith on demand such amount, together with interest thereon for each day from the date such Lender would have purchased its participation had it complied with the requirements of subsection (e) above until the date such amount is paid to the Administrative Agent at (i) in the case of the Borrower, the interest rate applicable at the time to Base Rate Advances plus, if any amount paid by such LC Issuing Bank under a Letter of Credit is not reimbursed by the Borrower within three Business Days, 2%, in accordance with Section 2.04(d), and (ii) in the case of such Lender, the Federal Funds Rate.

(g) The payment obligations of each Lender under Section 2.04(e) and of the Borrower under this Agreement in respect of any payment under any Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation, the following circumstances:

(i) any lack of validity or enforceability of this Agreement or any other agreement or instrument relating thereto or to such Letter of Credit;

(ii) any amendment or waiver of, or any consent to departure from, the terms of this Agreement or such Letter of Credit;

(iii) the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any beneficiary, or any transferee, of such Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), any LC Issuing Bank, or any other Person, whether in connection with this Agreement, the transactions contemplated hereby, thereby or by such Letter of Credit, or any unrelated transaction;

(iv) any statement or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v) payment in good faith by any LC Issuing Bank under the Letter of Credit issued by such LC Issuing Bank against presentation of a draft or certificate that does not comply with the terms of such Letter of Credit;

(vi) the use that may be made of any Letter of Credit by, or any act or omission of, the beneficiary of any Letter of Credit (or any Person for which the beneficiary may be acting); or

(vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

(h) Without limiting any other provision of this Section 2.04, for purposes of this Section 2.04, any LC Issuing Bank may rely upon any oral, telephonic, telegraphic, facsimile, electronic, written or other communication believed in good faith to have been authorized by the Borrower, whether or not given or signed by an authorized Person of the Borrower.

(i) The Borrower assumes all risks of the acts and omissions of any beneficiary or transferee of any Letter of Credit. Neither any LC Issuing Bank, the Lenders nor any of their respective officers, directors, employees, agents or Affiliates shall be liable or responsible for (i) the use that may be made of such Letter of Credit or any acts or omissions of any beneficiary or transferee thereof in connection therewith; (ii) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (iii) payment by any LC Issuing Bank against presentation of documents that do not comply with the terms of such Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit; or (iv) any other circumstances whatsoever in making or failing to make payment under such Letter of Credit, except that the Borrower and each Lender shall have the right to bring suit against each LC Issuing Bank, and each LC Issuing Bank shall be liable to the Borrower and any Lender, to the extent of any direct, as opposed to consequential, damages suffered by the Borrower or such Lender that the Borrower or such Lender proves were caused by such LC Issuing Bank’s willful misconduct or gross negligence, including, in the case of the Borrower, such LC Issuing Bank’s (x) failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof or (y) failure to make timely payment under such Letter of Credit following the presentation to it by the beneficiary thereof of a draft and accompanying certificate(s) that strictly comply with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing, each LC Issuing Bank may accept sight drafts and accompanying certificates presented under the Letter of Credit issued by such LC Issuing Bank that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and payment against such documents shall not constitute willful misconduct or gross negligence by such LC Issuing Bank. Notwithstanding the foregoing, no Lender (in its capacity as a Lender) shall be obligated to indemnify the Borrower for damages caused by any LC Issuing Bank’s willful misconduct or gross negligence.

(j) Notwithstanding anything to the contrary set forth herein, on the first date on which the conditions precedent listed in Sections 3.01 and 3.02(b), (c) and (d) shall be satisfied, the letters of credit described in Schedule 2.04(j) shall be deemed to be “Letters of Credit” issued hereunder, resulting in Extensions of Credit on such date hereunder; and on such date the Administrative Agent shall confirm in writing to the Borrower and the relevant LC Issuing Banks the occurrence of such Extensions of Credit.

Section 2.05 Increase of the Commitments.

(a) The Borrower may on one or more occasions, by written notice to the Administrative Agent and executed by the Borrower and one or more financial institutions (any such financial institution referred to in this paragraph (a) being called a “Designated Lender”), which may include any Lender, cause new Commitments to be extended by the Designated Lenders (or cause the Commitments of the Designated Lenders to be increased, as the case may be); provided that (i) at no time shall the aggregate amount of all extensions of new Commitments and increases in existing Commitments effected pursuant to this paragraph (a) exceed $200,000,000 and (ii) each Designated Lender, if not already a Lender hereunder, shall (A) be subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld) and (B) execute all such documentation as the Administrative Agent shall reasonably specify to evidence the Commitment or Commitments of such Designated Lender and/or its status as a Lender hereunder. Extensions of new Commitments and increases in existing Commitments pursuant to this paragraph (a) shall become effective on the date specified in the applicable notice delivered by the Borrower. The Borrower shall deliver a certificate signed by a duly authorized officer of the Borrower to the Administrative Agent, dated as of the effective date of such additional Commitments, stating that all representations and warranties of the Borrower set forth in Article IV of this Agreement (with all references in such Article to a Borrowing or Swing Line Borrowing being deemed to be references to the increase of the Commitments) are true in all material respects as if made on and as of such effective date.

(b) Promptly following the effective date of any Commitment increase pursuant to this Section 2.05, (i) the Administrative Agent shall distribute an amended Schedule I to this Agreement (which shall thereafter be incorporated into this Agreement) to reflect any changes in Lenders, the Commitments and each Lender’s Pro Rata Percentage as of such effective date, (ii) the Borrower shall prepay to certain Lenders such amount of any Advances as may be then outstanding (without regard to minimum prepayment amounts pursuant to Section 2.12, but including any additional amounts required pursuant to Section 2.13) as are necessary so that, after giving effect to such prepayments and any borrowings on such date of all or any portion of such Commitment increase, the principal balance of all outstanding Advances owing to each Lender is equivalent to each such Lender’s Pro Rata Percentage (after giving effect to any nonratable Commitment increase in the Commitment resulting from a Commitment increase pursuant to this Section 2.05) of all then outstanding Advances. Prepayments made under this clause (b)(ii) shall not be subject to the notice requirements of Section 2.12.

(c) Notwithstanding any provision contained herein to the contrary, from and after the date of any Commitment increase and the making of any Advances on such date pursuant to clause (b)(ii) above, all calculations and payments of fees and of interest on the Advances shall take into account the actual Commitment of each Lender and the principal amount outstanding of each Advance made by such Lender during the relevant period of time.

Section 2.06 Maturity of Advances; Extension and Termination of Commitment.

(a) Each Advance shall mature, and the principal amount thereof shall be due and payable in full, and the Commitments and the Swing Line Commitment shall terminate, on the Termination Date.

(b) The Borrower may request up to two one-year extensions of the Termination Date in effect on the date of any such request (the “Current Termination Date”) (notice of the exercise of which shall be given by the Borrower in writing (i) in the case of the first extension (until the sixth anniversary of the date hereof), at least 30 days prior to the first anniversary of the date hereof and (ii) in the case of the second extension (until the seventh anniversary of the date hereof, if the first extension was exercised, or the sixth anniversary of the date hereof if the first extension was not exercised) at least 30 days prior to the second anniversary of the date hereof) of the Commitments. Upon the delivery of such a written request by an authorized officer of the Borrower (an “Extension Request”), the Administrative Agent promptly shall deliver a copy of such Extension Request to each of the Lenders. Each Lender, acting in its sole discretion, shall by notice made in writing and delivered to the Administrative Agent on a Business Day not more than 30 days following the date of such Extension Request, advise the Administrative Agent whether such Lender agrees to such extension (each Lender agreeing to an Extension Request within such timeframe being referred to herein as an “Extending Lender”, and each Lender declining to agree to an Extension Request within such timeframe being referred to herein as a “Non-Extending Lender”). The election of any Lender to agree to such extension shall not obligate any other Lender to agree.

(c) If Lenders constituting the Required Lenders shall not have agreed to the Extension Request on the 30th day following the date of such Extension Request, then the Current Termination Date shall not be so extended, the principal amount of all Advances and all other amounts payable under this Agreement shall be payable in full and the Commitment shall terminate on the Current Termination Date.

(d) If Lenders constituting the Required Lenders shall have agreed to the Extension Request on or prior to the 30th day following the date of such Extension Request, then the Termination Date applicable to Extending Lenders shall be extended to be the day that is one year after the Current Termination Date. In the event of such extension, the Commitments of each Non-Extending Lender shall terminate on the Current Termination Date, the principal amount of all Advances and other amounts payable to each Non-Extending Lender under this Agreement shall be payable in full on the Current Termination Date, and the Lenders’ aggregate Commitment shall be reduced by the amount of the Commitment of each Non-Extending Lender unless such Non-Extending Lender is replaced pursuant to subsection (e) below.

(e) In the event that the Termination Date is extended under subsection (d) above, the Borrower shall have the right, on or before the Current Termination Date, at the Borrower’s sole expense and effort, to require any Non-Extending Lender to assign to one or more Eligible Assignees all of its rights and obligations under this Agreement; provided, that such assignment shall be in accordance with, and subject to the requirements and restrictions contained in Section 7.05.

(f) Notwithstanding any of the foregoing provisions of this Section 2.06, no extension of the Termination Date shall become effective unless, on the Current Termination Date, (i) the conditions set forth in subsections (b) and (c) of Section 3.02 (with all references in such subsections to a Borrowing or Swing Line Borrowing being deemed to be references to the extension of the Termination Date) shall be satisfied, and the Administrative Agent shall have received a certificate to that effect, dated the Current Termination Date and executed on behalf of the Borrower by an authorized officer of the Borrower, (ii) if requested by the Administrative Agent, the Administrative Agent shall have received an opinion of counsel for the Borrower, as to such matters as the Administrative Agent may reasonably request, and (iii) the Administrative Agent shall have received certified copies of all governmental approvals (if any) required for each of the Borrower and the Parent in connection with such extension.

Section 2.07 Evidence of Advances.

(a) Each Lender shall maintain an account or accounts evidencing each Advance made by such Lender to the Borrower from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement. Each Lender will make reasonable efforts to maintain the accuracy of its account or accounts, and to update promptly its account or accounts from time to time, as necessary.

(b) The Administrative Agent shall maintain the Register pursuant to Section 7.05(c) and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the date, amount and Period, if applicable, of each Advance, and whether such Advance is a Base Rate Advance, a Eurodollar Rate Advance or a Swing Line loan, (ii) the amount of any principal or interest due and payable or to become due and payable to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from or for the account of the Borrower and each Lender’s percentage share thereof. The Administrative Agent will make reasonable efforts to maintain the accuracy of the subaccounts referred to in the preceding sentence and to update promptly such subaccounts from time to time, as necessary.

(c) The entries made in the Register and subaccounts maintained pursuant to subsection (b) of this Section 2.07, to the extent permitted by applicable law, shall be prima facie evidence of the existence and amounts of such obligations of the Borrower therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain any such Register, subaccount or account, as applicable, or any error therein, shall not in any manner affect the obligations of the Borrower to repay the Advances in accordance with the terms thereof.

(d) Upon the request of any Lender, which request shall be made through the Administrative Agent to the Borrower, the Borrower shall deliver to such Lender a duly executed Note in the form of Exhibit D with appropriate insertions as to dates and principal amounts.

Section 2.08 Interest Rates.

(a) The Borrower shall pay interest on the unpaid principal amount of each Advance from and including the date of such Advance to but excluding the date such Advance shall be paid in full (provided, however, that if the principal amount of any Advance is borrowed and repaid on the same day, the Borrower shall pay interest on such principal amount at the applicable interest rate for such day), at the following rates per annum:

(i)	if such Advance is a Base Rate Advance, a variable rate per annum equal at all times to the Base Rate in effect from time to time plus the Applicable Percentage, payable quarterly in arrears on each Payment Date while such Base Rate Advance is outstanding and on the date such Base Rate Advance shall be Converted or paid in full;

(ii)	if such Advance is a Eurodollar Rate Advance, a fixed rate per annum during each Interest Period for such Eurodollar Rate Advance equal to the Eurodollar Rate for such Interest Period plus the Applicable Percentage, payable on the last day of the Interest Period (and, in the case of any Interest Period of more than three months’ duration, on each day that occurs during such Interest Period every three months after the first day of such Interest Period) and on the date such Eurodollar Rate Advance shall be Converted or paid in full; and

(iii)	if such Advance is a Swing Line Advance, a variable rate per annum equal to the Base Rate plus the Applicable Percentage for Base Rate Advances, payable quarterly in arrears on each Payment Date while such Swing Line Advance is outstanding and on the date such Swing Line Advance shall be paid in full.

(b) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Advance as provided in the subsection (a) above or (ii) in the case of any other amount, 2% plus the rate applicable to Base Rate Advances as provided in subsection (a) above.

Section 2.09 Fees

(a) The Borrower shall pay the Administrative Agent, for the ratable benefit of the Lenders, a facility fee (the “Facility Fee”) equal to the product of (i) the average daily amount of the Commitments (regardless of usage), times (ii) a per annum percentage equal to the Applicable Percentage in effect from time to time. The Facility Fee shall accrue from and including the date hereof to but excluding the Termination Date and shall be payable in arrears on each Payment Date and on the Termination Date; provided that if the Commitments are terminated at any time prior to the Termination Date for any reason, the entire accrued and unpaid Facility Fee shall be paid on the date of such termination.

(b) The Borrower shall pay to the Administrative Agent for the account of each Lender a fee (the “LC Fee”) on the average daily amount of such Lender’s Pro Rata Share of the LC Outstandings from the date hereof until the later to occur of the Termination Date and the date on which no Letters of Credit are outstanding, payable in arrears on each Payment Date and on such later date, at a rate equal at all times to the Applicable Percentage in effect from time to time for Eurodollar Rate Advances.

(c) The Borrower shall pay to each LC Issuing Bank such fees for the issuance and maintenance of Letters of Credit issued by such LC Issuing Bank and for drawings thereunder as may be separately agreed between the Borrower and such LC Issuing Bank.

(d) In addition to the fees provided for in subsections (a) through (c) above, the Borrower shall pay to the Administrative Agent, for the account of the Administrative Agent and the Co-Lead Arrangers, such other fees as are provided for in the Fee Letter.

Section 2.10 Termination or Reduction of Commitment

(a) The Borrower may, upon at least three Business Days’ notice to the Lender, terminate at any time, or reduce from time to time by an aggregate amount of at least $5,000,000 (and integrals of $1,000,000 in excess thereof), the Commitment or the Swing Line Commitment.

(b) On each Mandatory Commitment Reduction Date, the Commitments of the Lenders shall reduce automatically by an amount equal to the Mandatory Commitment Reduction Amount in respect thereof. Promptly following any Mandatory Commitment Reduction Date, the Borrower shall deliver to the Administrative Agent notice of any reduction in the Commitments on such date pursuant to this subsection (b).

(c) All accrued Facility Fees (as provided under Section 2.09) on the Commitment (in the case of a termination of the Commitment) or on the portion of the Commitment being reduced (in the case of a reduction of the Commitment) under this Section 2.10 shall be payable on the effective date of such reduction or termination. In the event the Commitment of the Swing Line Bank, in its capacity as a Lender, is reduced at any time below the Swing Line Commitment as a result of a reduction of the Commitment by the Borrower under this Section 2.10, the Swing Line Commitment automatically shall be reduced to equal the Commitment of the Lender that is the Swing Line Bank.

Section 2.11 Mandatory Prepayments

(a) On each date on which the Commitment is reduced pursuant to Section 2.10, the Borrower shall repay or prepay such principal amount of the outstanding Advances, if any

(together with accrued interest thereon to the date of prepayment and any compensation payable pursuant to Section 2.13), and/or deposit funds in the Cash Collateral Account in respect of undrawn Letters of Credit outstanding on such date, as may be necessary so that after such payment and/or deposit, the Outstanding Credits do not exceed the amount of the Commitment as then reduced.

(b) On each date on which the Swing Line Commitment is reduced pursuant to Section 2.10, the Borrower shall repay or prepay such principal amount outstanding of Swing Line Advances, if any (together with accrued interest thereon to the date of prepayment), as may be necessary so that after such payment the aggregate unpaid principal amount of Swing Line Advances does not exceed the amount of the Swing Line Commitment as then reduced.

Section 2.12 Optional Prepayments. The Borrower may, (a) upon (i) at least one Business Day’s notice to the Lender in the case of any Base Rate Advance or (ii) notice delivered not later than 11:00 A.M. New York City time on the date of prepayment in the case of any Swing Line Advance, and (b) upon at least two Business Days notice in the case of any Eurodollar Rate Advance, prepay any such Advance in whole at any time, or from time to time in part in amounts aggregating at least $5,000,000 (and integrals of $1,000,000 in excess thereof) by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment and any compensation payable pursuant to Section 2.13.

Section 2.13 Compensation after Prepayment or Conversion. The Borrower shall, upon the demand of any Lender, pay to such Lender any amounts which are required to compensate such Lender for any losses, costs or expenses which it may reasonably incur as a result of the optional or mandatory prepayment or Conversion of any Eurodollar Rate Advance, on any date other than the last day of the applicable Interest Period, or the failure to prepay any Advance on the date of prepayment specified in any notice of prepayment, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Advance.

Section 2.14 General Provisions as to Payments.

(a) The Borrower shall make each payment of principal of, and interest on, the Advances, the LC Fee and the Facility Fees hereunder not later than 1:00 P.M. (New York City time) on the date when due in federal or other funds immediately available without setoff or counterclaim to the Administrative Agent for the account of each Lender at its Lending Office. Upon receipt by the Administrative Agent of each such payment, the Administrative Agent shall distribute to each Lender, at its Domestic Lending Office, its Pro Rata Share of such payment, including, without limitation, each Lender’s Pro Rata Share of Swing Line Advances purchased by such Lender in accordance with Section 2.03(d). If and to the extent that the Administrative Agent shall not have so distributed to any Lender, at its Domestic Lending Office, its Pro Rata Share of such payment, the Administrative Agent agrees to pay to such Lender forthwith on demand such amount together with interest thereon, for each day from the date of demand by such Lender until the date such amount is paid to such Lender, at the Federal Funds Rate.

(b) Subject to the qualifications set forth in the definition of “Interest Period,” whenever any payment of principal of, or interest on, the Advances or of Facility Fees or the LC Fee payable hereunder shall be due on a day that is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

Section 2.15 Computation of Interest and Fees.

(a) The Facility Fees and the LC Fee payable hereunder and interest on Eurodollar Rate Advances shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed.

(b) Interest on Base Rate Advances and Swing Line Advances shall be computed on the basis of a 365-or 366-day year and paid for the actual number of days elapsed for so long as the Base Rate is based on the Prime Rate and on the basis of a 360-day year and paid for the actual number of days elapsed so long as the Base Rate is based on the Federal Funds Rate.

Section 2.16 Compensation, Additional Interest.

(a) If any Lender shall have determined that after the date hereof the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any existing or future law, rule or regulation, or any change in the interpretation or administration thereof, or compliance by such Lender (or its Lending Office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any Authority, other than as described in subsection (b) of this Section 2.16, has or would have the effect of reducing the rate of return on such Lender’s capital as a consequence of its obligations hereunder to a level below that which such Lender could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then such Lender shall promptly notify the Borrower and from time to time, within 15 days after demand by such Lender, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction; provided the Borrower shall have no liability hereunder for any amount allocable to a period earlier than 180 days before the date of such demand. If the Borrower is required to pay additional amounts to or for the account of the Lender pursuant to this Section 2.16, then such Lender will agree to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its applicable Lending Office so as to eliminate or reduce such additional payment amount which it may thereafter accrue, if such change, in the judgment of such Lender, is not otherwise disadvantageous to such Lender.

(b) The Borrower shall pay to each Lender within 15 days after demand by such Lender, so long as such Lender shall be required under regulations of the Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Eurodollar Rate Advance for the Interest Period of such Advance, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the Eurodollar Rate for the Interest Period for such Advance from (ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the

Eurodollar Rate Reserve Percentage for such Interest Period, payable on each date on which interest is payable on such Eurodollar Rate Advance; provided that Borrower shall have no liability hereunder for any amount allocable to an Interest Period ending earlier than 180 days before the date of the demand.

(c) Subject to Section 7.05(e), the provisions of this Section 2.16 shall be applicable with respect to any Participant or Assignee, and any calculations required by such provisions shall be based upon the circumstances of such Participant or Assignee.

Section 2.17 Taxes

(a) Any and all payments by the Borrower to or for the account of any Lender or the Administrative Agent hereunder or under any other Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Administrative Agent, (i) taxes imposed on its income and franchise taxes imposed on it, by the jurisdiction under the laws of which such Lender (or its applicable Lending Office) or the Administrative Agent (as the case may be) is organized or any political division thereof, (ii) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (i) above and (iii) in the case of a Foreign Lender, any withholding tax that is in effect and would apply to amounts payable to such Foreign Lender (other than an Assignee pursuant to a request by the Borrower under Section 2.23) at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent of any additional amounts to which such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive from the Borrower with respect to any withholding tax pursuant to this Section 2.17(a) (all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings, and liabilities being hereinafter referred to as “Taxes”). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable under this Agreement or any other Loan Document to any Lender or the Administrative Agent, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.17) such Lender or the Administrative Agent receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law, and (iv) the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 7.01, the original or a certified copy of a receipt evidencing payment thereof.

(b) In addition, the Borrower agrees to pay any and all present or future stamp or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under this Agreement or any other Loan Document or from the execution or delivery of, or otherwise with respect to, this Agreement or any other Loan Document (hereinafter referred to as “Other Taxes”).

(c) The Borrower agrees to indemnify each Lender and the Administrative Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 2.17) paid by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto.

(d) Each Lender that is not a United States person under Section 7701(a)(30) of the Code (each, a “Foreign Lender”), on or prior to the date of its execution and delivery of this Agreement in the case of each Lender listed on the signature pages hereof and on or prior to the date on which it becomes a Lender the case of each other Lender, and from time to time thereafter if requested in writing by the Borrower or the Administrative Agent (but only so long as such Lender remains lawfully able to do so), shall provide the Borrower and the Administrative Agent with (i) Internal Revenue Service Form W-8 BEN or W-8 ECI, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces to zero the rate of withholding tax on payments of interest or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States, (ii) Internal Revenue Service Form W-8 or W-9, as appropriate, or any successor form prescribed by the Internal Revenue Service, and/or (iii) any other form or certificate required by any taxing authority (including any certificate required by Sections 871(h) and 881(c) of the Internal Revenue Code), certifying that such Lender is entitled to an exemption from tax on payments pursuant to this Agreement or any of the other Loan Documents.

(e) For any period with respect to which a Lender has failed to provide the Borrower and the Administrative Agent with the appropriate form pursuant to Section 2.17(d) (unless such failure is due to a change in treaty, law, or regulation occurring subsequent to the date on which a form originally was required to be provided), such Lender shall not be entitled to indemnification under Section 2.17(a) or 2.17(c) with respect to Taxes imposed by the United States; provided, however, that should a Lender, which is otherwise exempt from withholding tax, become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

(f) If the Borrower is required to pay additional amounts to or for the account of any Lender pursuant to this Section 2.17, then such Lender will agree to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its applicable Lending Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the judgment of such Lender, is not otherwise disadvantageous to such Lender.

(g) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.17 shall survive the repayment of the Advances and other obligations under the Loan Documents and the termination of the Commitment hereunder.

(h) If the Administrative Agent or any Lender receives a refund in respect of Taxes or Other Taxes paid by the Borrower, which in the good faith judgment of the Administrative Agent or such Lender is allocable to such payment, it shall promptly pay such refund (together with any amounts received solely attributable to such refund) to the Borrower, net of all out-of-pocket expenses (including any taxes to which such Lender has become subject as a result of its receipt of such refund) of the Administrative Agent or such Lender incurred in obtaining such refund and without interest (other than any interest paid by the relevant governmental authority with respect to such refund); provided, however, that the Borrower agrees to promptly return such refund (plus all out-of-pocket expenses including any penalties, interest or other charges imposed by the relevant governmental authority) to the Administrative Agent or the applicable Lender, as the case may be, if it receives notice from the Administrative Agent or the applicable Lender that the Administrative Agent or such Lender is required to repay such refund to such governmental authority. Nothing contained in this Section 2.17(h) shall require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems to be confidential) to the Borrower or any other person.

(i) Notwithstanding anything to the contrary in this Section, if the Internal Revenue Service determines that a Lender is participating in a conduit financing arrangement as defined in Section 7701(1) of the Code and the regulations thereunder (a “Conduit Financing Arrangement”), any taxes that the Borrower is required to withhold from payments to such Lender in excess of the amount of taxes the Borrower would otherwise be required to withhold if such Lender were not participating in a Conduit Financing Arrangement shall be excluded from the definition of “Taxes”. Each Lender represents that it is not participating in a Conduit Financing Arrangement with respect to the Advances as of the date hereof.

Section 2.18 Interest Rate Determination.

Notwithstanding any other provision of this Agreement, if any Lender shall notify the Borrower that the adoption of or any change in the interpretation or administration of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for such Lender or its Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances, or to fund or maintain Eurodollar Rate Advances hereunder, (i) the obligation of such Lender to make or to Convert Advances into Eurodollar Rate Advances shall be suspended until such Lender shall notify the Borrower that the circumstances causing such suspension no longer exist and (ii) the Borrower shall forthwith prepay in full all Eurodollar Rate Advances, together with interest thereon, unless (A) the Borrower, within five Business Days of notice from such Lender, converts all such Eurodollar Rate Advances then outstanding into Base Rate Advances in accordance with Section 2,19, or (B) the applicable Lender notifies the Borrower that the circumstances causing such prepayment no longer exist. Each Lender shall use its reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Lending Office if the making of such change would avoid or eliminate such illegality and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

Section 2.19 Conversion of Advances.

(a) The Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of any proposed Conversion into Eurodollar Rate Advances and on the Business Day of any proposed Conversion into Base Rate Advances subject to the provisions of Section 2.18, Convert all Advances of one Type into Advances of another Type or Types or Advances of the same Type having the same or a new Interest Period; provided that no Advance shall be converted to a

Eurodollar Rate Advance if any Event of Default shall have occurred and be continuing. Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted and (iii) if such Conversion is into, or with respect to Eurodollar Rate Advances, the duration of the Interest Period for each such Advance.

(b) If the Borrower shall fail to select the Type of any Advance or the duration of any Interest Period for any Eurodollar Rate Advance in accordance with the provisions contained in the definition of “Interest Period” and subsection (a) of this Section 2.19 or if any proposed Conversion of an Advance to a Eurodollar Rate Advance upon Conversion shall not occur as a result of the circumstances described in Section 2.18 or subsection (c) of this Section 2.19, such Advance will automatically, on the last day of the then-existing Interest Period therefor, Convert into a Base Rate Advance.

(c) Each notice of Conversion given pursuant to subsection (a) of this Section 2.19 shall be irrevocable and binding on the Borrower. In the case of any Advance that is to be converted to a Eurodollar Rate Advance, the Borrower shall indemnify the Lenders against any loss, cost or expense incurred by the Lenders as a result of any failure to fulfill on the date specified for such Conversion the applicable conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund such Eurodollar Rate Advance, upon such Conversion, when such Conversion, as a result of such failure, does not occur. The Borrower’s obligations under this subsection (c) shall survive the repayment of all other amounts owing to the Lenders under this Agreement and the other Loan Documents and the termination of the Commitment.

(d) No more than 12 Types of Eurodollar Rate Advances may be outstanding at any time.

(e) References in this Section 2.19 to “Advances” and “Types of Advances” shall not include the Swing Line Advances.

Section 2.20 Set off. Each Lender may at any time upon or after the occurrence and during the continuance of an Event of Default, and without notice to the Borrower, set-off against the obligations of the Borrower under this Agreement the whole or any portion or portions of any or all deposits and other sums credited by or due from such Lender to the Borrower or subject to withdrawal by the Borrower, whether or not any other Person or Persons could also withdraw money therefrom.

Section 2.21 Pro Rata Treatment. Except to the extent otherwise provided herein:

(a) Advances. Each payment or prepayment of principal of any Advance, and each payment of interest on the Advances, shall be allocated first to the payment or prepayment of principal of, or interest on, the Swing Lines Advances; and second, pro rata among the Lenders in accordance with the respective principal amounts of their outstanding Advances. Each payment of the Facility Fee and the LC Fee, each reduction of the Commitments and each conversion or extension of any Advance shall be allocated pro rata among the Lenders in accordance with their Pro Rata Percentages.

(b) Advances. Unless the Administrative Agent shall have been notified in writing by any Lender prior to a Borrowing that such Lender will not make the amount that would constitute its Pro Rata Share of such Borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by such Lender within the time period specified therefor hereunder, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, for the period until such Lender makes such amount immediately available to the Administrative Agent, at a rate equal to the Federal Funds Rate; provided, however, that if payment is not made within three Business Days of demand, interest shall accrue at the rate applicable at that time to the Advances made in connection with such Borrowing. If such Lender’s Pro Rata Share of such Borrowing is not made available to the Administrative Agent by such Lender within three Business Days of the date of such Borrowing, the Administrative Agent also shall be entitled to recover, on demand, such amount with interest thereon, for the period until the Borrower makes such repayment amount immediately available to the Administrative Agent, at the rate applicable at that time to the Advances made in connection with such Borrowing. A certificate of the Administrative Agent submitted to any Lender or the Borrower with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error.

Section 2.22 Sharing of Payments. The Lenders agree among themselves that, in the event that any Lender shall obtain payment in respect of any Advance or any other obligation owing to such Lender under this Agreement through the exercise of a right of set-off, banker’s lien or counterclaim, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, in excess of its Pro Rata Share of such payment as provided for in this Agreement, such Lender shall promptly purchase from the other Lenders a Participation Interest in such Advances and other obligations in such amounts, and make such other adjustments from time to time, as shall be equitable to the end that all Lenders share such payment in accordance with their respective ratable shares as provided for in this Agreement. The Lenders further agree among themselves that if payment to a Lender obtained by such Lender through the exercise of a right of set-off, banker’s lien, counterclaim or other event as aforesaid shall be rescinded or must otherwise be restored, each Lender which shall have shared the benefit of such payment shall, by repurchase of a Participation Interest theretofore sold, return its share of that benefit (together with its share of any accrued interest payable with respect thereto) to each Lender whose payment shall have been rescinded or otherwise restored. The Borrower agrees that any Lender so purchasing such a Participation Interest may, to the fullest extent permitted by law, exercise all rights of payment, including set-off, banker’s lien or counterclaim, with respect to such Participation Interest as fully as if such Lender were a holder of such Advance or other obligation in the amount of such Participation Interest. Except as otherwise expressly provided in this Agreement, if any Lender or the Administrative Agent shall fail to remit to the Administrative Agent or any other Lender an amount payable by such Lender or the Administrative Agent to the Administrative Agent or such other Lender pursuant to this Agreement on the date when such amount is due, such payments shall be made together with interest thereon for each date from the date such amount is due until the date such amount is paid to the Administrative Agent or such other Lender at a rate per annum equal to the Federal Funds Rate. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a set-off to which this Section 2.22 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders under this Section 2.22 to share in the benefits of any recovery on such secured claim.

Section 2.23 Substitution of Lenders. Upon the receipt by the Borrower from any Lender (an “Affected Lender”) of a claim under Sections 2.16, 2.17 or notice of illegality under Section 2.18 or if any Lender (a “Defaulting Lender”) defaults in its obligation to fund Advances hereunder, the Borrower may: (a) request one or more of the other Lenders to acquire and assume all or part of the Advances and Commitment of such Affected Lender or Defaulting Lender, as applicable; or (b) replace such Affected Lender or Defaulting Lender, as applicable, by designating an Eligible Assignee that is willing to acquire such Advances and assume such Commitment; provided that (i) such replacement does not conflict with any requirement of law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) the Borrower shall repay (or the replacement Lender shall purchase, at par) all Advances, accrued interest, fees and other amounts owing to such replaced Lender prior to the date of replacement, (iv) the Borrower shall be liable to such replaced Lender under Section 2.13 if any Eurodollar Rate Advance owing to such replaced Lender shall be prepaid (or purchased) other than on the last day of the Interest Period relating thereto, (v) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 7.05 (provided that the Borrower or replacement Lender shall be obligated to pay the registration and processing fee) and (vi) the Borrower shall pay all additional amounts (if any) required pursuant to Sections 2.16 or 2.17, as the case may be, to the extent such additional amounts were incurred on or prior to the consummation of such replacement.

ARTICLE III

CONDITIONS TO EXTENSIONS OF CREDIT

Section 3.01 Conditions Precedent to Initial Extension of Credit. The obligation of the Lenders to make Advances on the occasion of the initial Borrowing, of the Swing Line Bank to make the initial Swing Line Advance and of any LC issuing Bank to issue the first Letter of Credit is subject to the condition that, on or prior to the date of such first Extension of Credit, the Administrative Agent shall have received the following, each dated as of the same date (unless otherwise indicated), and each in form and substance reasonably satisfactory to the Administrative Agent:

(a) this Agreement, duly executed by the Borrower, each of the Lenders and the Administrative Agent and acknowledged by the Parent;

(b) if requested by any Lender, a Note, payable to such Lender, duly completed and executed by the Borrower;

(c) all documents that the Administrative Agent and the Lenders may reasonably request relating to the existence of the Borrower and the Parent, the corporate authority for and the validity of this Agreement and the other Loan Documents and any other matters relevant hereto, all in form and substance reasonably satisfactory to the Administrative Agent and the Lenders, including without limitation a certificate of incumbency of each of the Borrower and the Parent, signed by the Secretary or an Assistant Secretary of the Borrower and the Parent, certifying as to the names, true signatures and incumbency of the officer or officers authorized to execute and deliver the Loan Documents to which each is a party and certified copies of the following items: (i) the Support Agreement, the Financial Services Agreement and all notes and other instruments evidencing indebtedness under the Financial Services Agreement, (ii) the Borrower’s and the Parent’s Articles of Incorporation, (iii) the Borrower’s and the Parent’s Bylaws, (iv) certificates of the Secretary of State of Delaware as to the existence of the Borrower and the Parent as Delaware corporations, (v) the actions taken by the board of directors of the Borrower and the Parent authorizing the Borrower’s and the Parent’s execution, delivery and performance of this Agreement and the other Loan Documents to which each is a party, and (vi) all governmental approvals (if any) required in connection with the execution, delivery and performance of the Loan Documents by the Borrower and the Parent;

(d) an opinion of George Patrick, General Counsel to the Borrower and the Parent, substantially in the form of Exhibit F hereto;

(e) an opinion of King & Spalding LLP, counsel for the Administrative Agent, in the form of Exhibit G hereto;

(f) payment of all fees required to be received in connection with this Agreement on or prior to the date of such first Extension of Credit; and

(g) such other documents, approvals, and opinions as may be mutually agreed by the Borrower and the Administrative Agent.

Section 3.02 Conditions to All Extensions of Credit. The obligation of the Lenders to make Advances on the occasion of each Borrowing, of the Swing Line Bank to make each Swing Line Advance and of each LC Issuing Bank to issue, extend or increase the stated amount of Letters of Credit, including the first Extension of Credit, is subject to the satisfaction of the following conditions (provided that a Conversion shall not constitute a “Borrowing” or “Extension of Credit” for the purposes of this Section):

(a) the Administrative Agent shall have received a Notice of Borrowing, Notice of Swing Line Borrowing or Request for Issuance, as applicable;

(b) all representations and warranties of the Borrower contained in Article IV of this Agreement (other than the representations and warranties set forth in Sections 4.04 and Section 4.05(b)) shall be true in all material respects as if made on and as of the date of such Extension of Credit (other than with respect to any representation and warranty that expressly relates to an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date);

(c) immediately prior to and immediately after such Extension of Credit, no Default or Event of Default under this Agreement shall have occurred and be continuing; and

(d) immediately after such Extension of Credit, the Outstanding Credits will not exceed the aggregate Commitment.

The making of each Extension of Credit shall be deemed to be a representation and warranty by the Borrower on the date of such Extension of Credit that the conditions specified in subsections (b), (c) and (d) above have been satisfied.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants that:

Section 4.01 Corporate Existence and Status. Each of the Borrower, the Parent and each Subsidiary of the Parent has been duly organized, is validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as the case may be, and is duly qualified to transact business in every jurisdiction where, by the nature of its business, such qualification is necessary, except where the failure to be so qualified is not likely to result in a Material Adverse Change. Each of the Borrower, the Parent and each Subsidiary of the Parent has all corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

Section 4.02 Corporate Power and Authority; Enforceability. The execution, delivery and performance by the Borrower and the Parent of this Agreement and the other Loan Documents to which the Borrower or the Parent is a party (i) are within the Borrower’s and the Parent’s respective corporate powers and (ii) have been duly authorized by all necessary corporate action. This Agreement and the other Loan Documents to which the Borrower or the Parent is a party constitute valid and binding agreements of the Borrower and the Parent, as the case may be, enforceable in accordance with their respective terms, and the Notes, if and when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of the Borrower, enforceable in accordance with their respective terms, except, in each case, as the enforceability hereof and thereof may be affected by bankruptcy, insolvency, reorganization, moratorium or similar laws applicable to creditors’ rights or the collection of debtors’ obligations generally and equitable principles of general applicability.

Section 4.03 Non-Contravention. The execution, delivery and performance by the Borrower and the Parent of this Agreement and the other Loan Documents to which the Borrower or the Parent is a party (i) do not contravene or constitute a default under any provision of the articles of incorporation or by-laws (or other analogous formation documents) of the Borrower or the Parent, or of any material contract, agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or the Parent, (ii) do not contravene or violate any law, rule or regulation applicable to the Borrower or the Parent, and (iii) do not result in the creation or imposition of any Lien on any asset of the Borrower, the Parent or any Subsidiary of the Parent (other than Liens, if any, created under the Loan Documents).

Section 4.04 Litigation. There are no pending or, to the knowledge of the Borrower, threatened actions or proceedings (including, without limitation, any Environmental Proceedings) affecting the Borrower, the Parent or any Subsidiary of the Parent before any court, governmental agency or arbitrator, that, individually or in the aggregate, are likely to result in a Material Adverse Change.

Section 4.05 Financial Information.

(a) The consolidated balance sheet of the Parent and its Subsidiaries, as of December 31, 2005, and the related statements of income and cash flows for the Fiscal Year then ended, reported on by independent public accountants of nationally recognized standing (copies of which have been delivered to the Lenders), fairly present, in conformity with GAAP, the consolidated financial position of the Parent and its Subsidiaries, as of such date, and of their results of operations and cash flows for such period stated.

(b) Since December 31, 2005, there has been no Material Adverse Change.

Section 4.06 Approvals. Each of the Borrower, the Parent and each Subsidiary of the Parent has all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except where such failure to have such licenses, authorizations, consents or approvals is not likely to result in a Material Adverse Change. The execution, delivery and performance by the Borrower and the Parent of this Agreement and the other Loan Documents to which the Borrower or the Parent is a party require no action by or in respect of, or filing with, any governmental body, agency or official or any other Person.

Section 4.07 Use of Proceeds. The proceeds of the Advances and the Letters of Credit will be used by the Borrower for working capital and other general corporate purposes of the Parent and its subsidiaries, including the Operating Utilities, including, without limitation, backstopping commercial paper and financing acquisitions (but not an acquisition of a Person that has not been approved by the board of directors (or comparable governing body) of the Person to be acquired).

Section 4.08 Investment Company Act; Margin Regulations. Each of Parent and the Borrower is either not an “investment company” under the Investment Company Act of 1940 (the “Act”) or exempt from all provisions of the Act. Neither the Borrower, the Parent nor any Subsidiary of the Parent will apply the proceeds of any of the Advances, directly or indirectly, for the purpose, either immediate, incidental or ultimate, of purchasing or carrying any Margin Stock, except in compliance with Section 5.02(f).

Section 4.09 Compliance with Laws. Each of the Borrower, the Parent and each Subsidiary of the Parent is in compliance with all applicable laws, regulations and similar requirements of governmental authorities (including, without limitation, all Environmental Requirements), except where the failure to be in compliance is not likely to result in a Material Adverse Change.

Section 4.10 Compliance with ERISA.

(a) Except as is not likely to result in a Material Adverse Change, the Borrower, the Parent, each Significant Subsidiary of the Parent and each member of the Controlled Group of the foregoing have fulfilled their obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance in all material respects with the presently applicable provisions of ERISA and the Code and have not incurred any liability to the PBGC (other than for current premiums, which have been paid when due) or a Plan under Title IV of ERISA (other than liabilities for benefits and administration and operational expenses incurred in the ordinary course of Plan operations). No Plan and, to the best of Borrower’s knowledge, no Multi-employer Plan, to which the Borrower, the Parent, any Significant Subsidiary of the Parent and/or each member of the Controlled Group of the foregoing contributes or has contributed, has an “accumulated funding deficiency” as defined in ERISA Section 302, using interest rates and other actuarial assumptions that would be applied should the Plan or such Multi-employer Plan, as applicable, terminate, the total of which accumulated funding deficiency for all such Plans and Multi-employer Plans is in the aggregate more than $15,000,000.

(b) All contributions (if any) that the Borrower, the Parent, any Significant Subsidiary of the Parent or any member of the Controlled Group of the foregoing have been required to make to a Multi-employer Plan have been duly and timely made and neither Borrower, Parent, or any Significant Subsidiary of the Parent or any member of the Controlled Group of the foregoing has incurred any material liability with respect to any Multi-employer Plan other than to make contributions as and when due. Neither the Borrower, the Parent, any Significant Subsidiary of the Parent nor any member of the Controlled Group of the foregoing has incurred any Withdrawal Liability that has not been fully paid.

Section 4.11 Environmental Matters.

(a) Neither the Borrower, the Parent nor any Subsidiary of the Parent is subject to any Environmental Liability that, individually or in the aggregate, is likely to result in a Material Adverse Change, and neither the Borrower, the Parent nor any Subsidiary of the Parent has been designated as a potentially responsible party under CERCLA or under any state statute similar to CERCLA with respect to any matter or matters which, individually or in the aggregate, are likely to result in a Material Adverse Change. None of the Properties of the Borrower, the Parent or any Subsidiary of the Parent has been identified on any former, current or proposed (i) National Priorities List under 40 C.F.R. §300, (ii) CERCLIS list or (iii) any list arising from a state statute similar to CERCLA relating to any matter or matters which, individually or in the aggregate, is likely to result in a Material Adverse Change.

(b) No Hazardous Materials have been or are being used, produced, manufactured, processed, generated, stored, disposed of, managed or treated at, or shipped or transported to or from the Properties of the Borrower, the Parent or any Subsidiary of the Parent or are otherwise present at, on, in or under such Properties except for Hazardous Materials used, produced, manufactured, processed, generated, stored, disposed of and managed in the ordinary course of business in material compliance with all applicable Environmental Requirements and except as, individually or in the aggregate, is not likely to result in a Material Adverse Change.

(c) Neither the Borrower, the Parent nor any Subsidiary of the Parent has received any Environmental Notice regarding any of its respective Properties which is likely to result in a Material Adverse Change.

Section 4.12 Taxes. There have been filed on behalf of the Borrower, the Parent and each Subsidiary of the Parent all United States and Canadian federal, state, provincial and local income, excise, property and other material tax returns that are required to be filed by the Borrower, the Parent and such Subsidiary of the Parent, and all taxes shown to be due pursuant to such returns or pursuant to any assessment received by or on behalf of the Borrower, the Parent and such Subsidiary of the Parent have been, or within the times required by law will be, paid except (i) where the amount or validity thereof currently is being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower, the Parent or such Subsidiary of the Parent, as the case may be, or (ii) where failure to file or nonpayment is not likely to result in a Material Adverse Change.

Section 4.13 No Defaults. Neither the Borrower, the Parent nor any Subsidiary of the Parent is in default under or with respect to any material agreement, instrument or undertaking (other than in respect of Debt) to which it is a party, or by which it or any of its properties is bound which is likely to result in a Material Adverse Change. No Default or Event of Default has occurred and is continuing.

Section 4.14 Ownership of Borrower and Operating Utilities. All of the outstanding shares of Common Stock of the Borrower, the Parent and the Subsidiaries of the Parent have been duly authorized and validly issued, are fully paid and non-assessable. The Parent owns directly or indirectly (i) 100% of the Common Stock of the Borrower and (ii) at least 95% of the Common Stock of each Operating Utility, minus any such Common Stock disposed of in a transaction permitted under Section 5.02(j), in each case, free and clear of any Lien other than Liens permitted by Section 5.02(a).

Section 4.15 Ownership of Properties and Assets. Each of the Borrower, the Parent and each Significant Subsidiary of the Parent has title to its properties and assets sufficient for the conduct of its respective business, and none of such properties or assets is subject to any Lien except as permitted in Section 5.02(a) or as created by this Agreement.

Section 4.16 Full Disclosure. All written information (other than projections) heretofore furnished by the Borrower and the Parent to the Administrative Agent and the Lenders for purposes of or in connection with this Agreement and the Loan Documents or any transaction contemplated hereby or thereby is, and all such information hereafter furnished by the Borrower and the Parent to the Administrative Agent, and the Lenders will be, as of the date furnished, for the purposes for which such information is given and read together with all other previously provided information, does not or will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and, in the case of projections, have been or will be based on estimates and assumptions believed by the Borrower and the Parent to be reasonable on the date as of which such information is stated or certified.

ARTICLE V

COVENANTS

Section 5.01 Affirmative Covenants. So long as any Advance shall remain unpaid, any Letter of Credit shall remain outstanding or any Lender shall have any Commitment hereunder, the Borrower agrees as follows:

(a) Parent Financial Reporting. The Borrower will cause the Parent to deliver to the Administrative Agent and the Lenders:

(i)	as soon as available and in any event within 90 days after the end of each Fiscal Year, a consolidated balance sheet of the Parent and its Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year (for purposes hereof, delivery of the Parent’s appropriately completed Annual Report on Form 10-K (which shall be deemed to be delivered when posted on the SEC’s website at www.sec.gov or any replacement website if the Administrative Agent shall have received notice thereof no later than five Business Days following such posting) will be sufficient in lieu of delivery of such consolidated financial statements), all reported on by independent public accountants of nationally recognized standing, with such report to be free of “going concern” or similar exceptions and qualifications and free of any exception or qualification as to the scope of the audit;

(ii)	as soon as available and in any event within 60 days after the end of each Fiscal Quarter, a consolidated balance sheet of the Parent and its Subsidiaries as of the end of such Fiscal Quarter and the related consolidated statement of income and cash flows for such Fiscal Quarter and for the portion of the Fiscal Year ended at the end of such Fiscal Quarter, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter and the corresponding portion of the previous Fiscal Year (for purposes hereof, delivery of the Parent’s appropriately completed Quarterly Report on Form 10-Q (which shall be deemed to be delivered when posted on the SEC’s website at www.sec.gov or any replacement website if the Administrative Agent shall have received notice thereof no later than five Business Days following such posting) will be sufficient in lieu of delivery of such consolidated financial statements), all certified (subject to normal year-end adjustments and the absence of footnotes) as to fairness of presentation in accordance with GAAP and consistency by a Financial Officer of the Parent; and

(iii)	no later than five Business Days following the delivery of each set of financial statements referred to in subsections (a)(i) and (a)(ii) of this Section 5.01, a certificate of a Financial Officer of the Parent demonstrating and certifying compliance with the financial covenant set forth in Section 5.01 (i).

(b) Borrower Financial Reporting. The Borrower will deliver to the Administrative Agent and the Lenders:

(i)	as soon as available and in any event within 90 days after the end of each Fiscal Year, a consolidated balance sheet of the Borrower as of the end of such Fiscal Year and the related consolidated statements of income and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all certified as to fairness of presentation in accordance with GAAP and consistency by a Financial Officer of the Borrower;

(ii)	as soon as available and in any event within 60 days after the end of each Fiscal Quarter, a consolidated balance sheet of the Borrower as of the end of such Fiscal Quarter and the related consolidated statement of income and cash flows for such Fiscal Quarter and for the portion of the Fiscal Year ended at the end of such Fiscal Quarter, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter and the corresponding portion of the previous Fiscal Year, all certified (subject to normal year-end adjustments and the absence of footnotes) as to fairness of presentation in accordance with GAAP and consistency by a Financial Officer of the Borrower; and

(iii)	simultaneously with the delivery of each set of financial statements referred to in subsections (b)(i) and (b)(ii) of this Section 5.01, a certificate of a Financial Officer of the Borrower stating whether, to the knowledge of such Financial Officer, any Default or Event of Default exists on the date of such certificate and, if any Default or Event of Default then exists, setting forth the details thereof and the action which the Borrower or the Parent, as applicable, is taking or proposes to take with respect thereto.

(c) Other Reporting Requirements. The Borrower will, and will cause the Parent to, deliver to the Administrative Agent and the Lenders:

(i)	within five Business Days after a Responsible Officer of the Borrower or the Parent becomes aware of the occurrence of any Default or Event of Default, a certificate of a Financial Officer of the Borrower or the Parent, as applicable, setting forth the details thereof and the action which the Borrower or the Parent, as applicable, is taking or proposes to take with respect thereto;

(ii)

as soon as possible, and in any event within 30 days after, (i) the Borrower, the Parent or any Subsidiary of the Parent has been served with legal process in litigation of such a nature that is likely to result in a Material Adverse Change, or (ii) the Borrower, the Parent or any

Subsidiary of the Parent becomes aware of any pending, threatened or anticipated proceeding by or before any federal, state or local governmental instrumentality, body or agency that the Borrower has determined is likely to result in a Material Adverse Change, notice of such litigation or proceeding, describing the factual basis alleged to underlie such litigation or proceeding and a brief statement of the proposed actions of the Borrower or the Parent, as applicable, in connection therewith;

(iii)	at any time after an Initial Public Offering, within five Business Days after the filing thereof, copies of all material reports (other than reports referred to in Section 5.01(a)(i) and (ii)) which the Borrower, the Parent or any Subsidiary of the Parent files with the SEC or any national securities exchange;

(iv)	if and when the Borrower, the Parent or any Significant Subsidiary of the Parent or any member of a Controlled Group of the foregoing (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC, (ii) receives notice of Withdrawal Liability under Title IV of ERISA, a copy of such notice or (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate or appoint a trustee to administer any Plan, a copy of such notice;

(v)	simultaneously with the delivery of the certificate referred to in Section 5.01(a)(iii), if any Subsidiary has become or ceased to be a Significant Subsidiary, a revised Schedule II disclosing the Significant Subsidiaries as of the date of such certificate;

(vi)	prompt notice of any change in Significant Subsidiaries as a result of any acquisition or disposition;

(vii)	prompt notice of any proposed waiver, amendment, supplement or other modification of any term or condition of the Support Agreement; and

(viii)	from time to time such additional information regarding the business, condition (financial or otherwise), results of operations or prospects of the Borrower, the Parent or the Subsidiaries of the Parent as the Administrative Agent and the Lenders may reasonably request.

(d) Compliance with Laws and Contractual Obligations.

(i)	The Borrower will, and will cause the Parent and the Subsidiaries of the Parent to, comply with the requirements of all applicable laws (including, without limitation, ERISA and Environmental Requirements), rules, regulations and orders, the failure to comply with which is likely to result in a Material Adverse Change.

(ii)	The Borrower will, and will cause the Parent and the Subsidiaries of the Parent to, will comply with the requirements of all material contractual obligations (other than Debt), except (A) where the necessity of such compliance currently is being contested in good faith by appropriate proceedings and reserves in conformity with, and to the extent required by, GAAP with respect thereto have been provided on the books of the Borrower, the Parent or any Subsidiary of the Parent, as the case may be, or (B) where the failure to so comply is likely to result in a Material Adverse Change.

(e) Payment of Taxes. The Borrower will, and will cause the Parent and each Significant Subsidiary of the Parent to, pay promptly when due all taxes, assessments, governmental charges, claims for labor, supplies, rent and other obligations (other than Debt) which, if unpaid, might become a Lien against the Properties of the Borrower, the Parent or such Significant Subsidiary, except (i) liabilities that are currently being contested in good faith by appropriate proceedings and reserves in conformity with, and to the extent required by, GAAP with respect thereto have been provided on the books of the Borrower, the Parent or such Significant Subsidiary, as the case may be, or (ii) where nonpayment is not likely to result in a Material Adverse Change.

(f) Maintenance of Insurance. The Borrower will, and will cause the Parent and each Significant Subsidiary of the Parent to, maintain with financially sound and reputable insurance companies, insurance on its Properties in at least such amounts and against at least such risks as are usually insured against in the same general area by companies of established repute engaged in the same or similar business as the Borrower, the Parent or such Significant Subsidiary of the Parent, as the case may be.

(g) Maintenance of Properties; Inspection of Property, Books and Records.

(i)	The Borrower will, and will cause the Parent and the Subsidiaries of the Parent to, maintain all of its Properties and assets in good condition, repair and working order, ordinary wear and tear excepted, in accordance with standards observed by companies of established repute engaged in the same or similar business and similarly situated as the Borrower, the Parent or such Subsidiaries of the Parent, as the case may be, except where the failure to so maintain its respective Properties and assets could not reasonably be expected to result in a Material Adverse Change.

(ii)

The Borrower will, and will cause the Parent and each Significant Subsidiary of the Parent to, (A) keep proper books of record and account in which full, true and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its respective business and activities and (B) permit representatives of the Administrative Agent or any Lender through the Administrative Agent to visit and inspect any of its Properties at reasonable business hours upon reasonable notice, to examine and make abstracts from any of its books and records and to discuss its affairs, finances and accounts with its respective officers, employees and independent public accountants.

(h) Maintenance of Existence. The Borrower will, and will cause the Parent and each Significant Subsidiary of the Parent to, maintain its corporate existence and carry on its business in substantially the same manner and in substantially the same fields as such business is now carried on and maintained, except (i) if permitted under Section 5.02(b) below or (ii) where the failure to so maintain its existence or carry on its business is not likely to result in a Material Adverse Change.

(i) Debt Capitalization. The Borrower will cause the Parent to maintain at the end of each Fiscal Quarter a ratio of Consolidated Total Debt to Consolidated Total Capitalization of not more than 0.70 to 1.0; provided that for the purposes of the calculation of this ratio, any non-cash effects reflected in the financial statements of the Parent resulting from the proposed Statement of Financial Accounting Standards dated March 31, 2006, Employers’ Accounting for Defined Benefit Pension and Other Post Retirement Plans — an amendment of FASB Statements No. 87, 88, 106 and 132(r) (as the same maybe amended or modified) will be excluded.

(j) RWE Obligations. The Borrower will terminate and repay all obligations owed pursuant to the $550 million revolving credit facility between RWE and the Borrower on or prior to the earlier to occur of (i) 30 days following the issuance of any commercial paper by the Parent or any of its Subsidiaries and (ii) June 30,2007.

Section 5.02 Negative Covenants. So long as any Advance shall remain unpaid, any Letter of Credit shall remain outstanding or any Lender shall have any Commitment hereunder, the Borrower agrees as follows:

(a) Restrictions on Liens. The Borrower shall not, and shall not cause or permit the Parent or any Significant Subsidiary of the Parent to, incur any Debt secured by any Lien, or suffer to exist any Lien, upon or with respect to their respective Properties or assets (including, without limitation, their capital stock), except:

(i)	Liens existing, or created pursuant to the terms of agreements existing, on the date hereof;

(ii)

Liens consisting of (A) pledges or deposits in the ordinary course of business to secure obligations under workmen’s compensation laws or similar legislation, (B) deposits in the ordinary course of business to secure or in lieu of surety, appeal or customs bonds to which the Borrower, the Parent or a Significant Subsidiary of the Parent is a party, (C) Liens created by or resulting from any litigation or legal proceeding which is currently being contested in good faith by appropriate proceedings diligently conducted, (D) pledges or deposits in the ordinary course of business to secure performance in connection with bids, tenders or contracts (other than contracts for the payment of money) or (E)

materialmen’s, mechanics’, carriers’, workmen’s, repairmen’s or other like Liens incurred in the ordinary course of business for sums not yet due or currently being contested in good faith by appropriate proceedings diligently conducted;

(iii)	Liens created to secure tax-exempt Debt, in connection with the financing or refinancing of the purchase, lease or construction of Properties or other assets;

(iv)	Any Lien on any asset of any Person existing at the time such Person is merged or consolidated with or into, or such asset is acquired by, the Borrower, the Parent or a Significant Subsidiary of the Parent and not created in contemplation of such event;

(v)	Liens created to secure sales of accounts receivable and other receivables;

(vi)	Licenses of intellectual property granted by the Borrower, the Parent or a Significant Subsidiary of the Parent in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business;

(vii)	Liens of landlords arising under real property leases to the extent such Liens arise in the ordinary course of business and do not secure any past due obligation for the payment of money;

(viii)	Any interest or title of a lessor or sublessor under any lease permitted by this Agreement;

(ix)	Liens, securing indebtedness which has neither been assumed by the Borrower, the Parent or a Significant Subsidiary nor upon which it customarily pays interest charges, existing upon real property, or rights in or relating thereto, which real property or rights were acquired for right-of-way purposes;

(x)	Zoning laws and ordinances;

(xi)	Capitalized Leases;

(xii)	Easements, rights-of-way, restrictions, conditions and other similar encumbrances, minor defects or irregularities of title, and alleys, streets and highways, which in the aggregate do not materially impair the usefulness of the mortgaged property in the present business of the Borrower, the Parent or Significant Subsidiary;

(xiii)	Leases of the Properties of the Borrower, Parent or a Significant Subsidiary of the Parent, in each case entered into in the ordinary course of business and that do not, individually or in the aggregate, (A) interfere in any material respect with the ordinary course of business or (B) materially impair the value of the property subject thereto;

(xiv)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Borrower, Parent or a Significant Subsidiary of the Parent in the ordinary course of business in accordance with the past practices of the Borrower, Parent or such Significant Subsidiary of the Parent;

(xv)	Bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and cash equivalents on deposit in one or more accounts maintained by the Borrower, Parent or any Significant Subsidiary of the Parent, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that, unless such Liens are non-consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Debt;

(xvi)	Liens for taxes, assessments or governmental charges or levies not yet delinquent and which may subsequently be paid without interest or penalties and Liens for taxes, assessments or governmental charges or levies which are being contested in good faith by appropriate proceedings for which reserves have been established to the extent required by GAAP;

(xvii)	Any Lien (not otherwise permitted hereunder) on any asset of the Borrower or Parent securing Debt not exceeding in the aggregate $10,000,000 outstanding at any time;

(xviii)	Any Lien (not otherwise permitted hereunder) on any asset of any Significant Subsidiary securing Debt not exceeding in the aggregate $100,000,000 outstanding at any time;

(xix)	Liens created for the sole purpose of refinancing, extending, renewing or replacing in whole or in part Debt or other obligations secured by any Lien, mortgage or security interest referred to in the foregoing subsections (i) through (x); provided, however, that the principal amount of Debt or obligations secured thereby shall not exceed the principal amount of Debt or obligations so secured at the time of such extension, renewal or replacement and that such extension, renewal or replacement, as the case may be, shall be limited to all or a part of the Property or assets that secured the Lien or mortgage so extended, renewed or replaced (and any improvements on such Property or assets); and

(xx)	Liens created under this Agreement.

(b) Consolidations; Mergers; Etc. The Borrower, the Parent and the Significant Subsidiaries of the Parent shall not consolidate or merge with or into, or sell, lease or otherwise transfer all or substantially all of the assets of Parent and its Subsidiaries, taken as a whole, to any other Person, provided that (i) the Parent may merge with another Person if (A) the Parent is the Person surviving such merger and (B) immediately after giving effect to such merger, no Default or Event of Default shall have occurred and be continuing and (ii) any Subsidiary may merge with, or sell or otherwise transfer all or a significant portion of its assets to, the Parent or any other Subsidiary of the Parent, if immediately after giving effect to such merger, sale or transfer, no Default or Event of Default shall have occurred and be continuing.

(c) Dividends and Distributions. The Borrower shall not declare or pay any dividends upon any of its Common Stock, or purchase, redeem, retire or otherwise acquire, directly or indirectly, any shares of its Common Stock, or make any distribution of cash, property or assets among the holder of shares of its Common Stock, or make any change in its capital structure, if an Event of Default has occurred and is continuing, or would occur, either before or after giving effect to any of the foregoing.

(d) Loans or Advances; Investments. The Borrower shall not make loans or advances to, or Investments in, any Person, except for (i) Permitted Investments and (ii) Investments in the form of Permitted Swap Agreements and (iii) so long as no Event of Default has occurred and is continuing, loans or advances to, or Investments in, Parent and its subsidiaries, including the Operating Utilities pursuant to the terms of a Financial Services Agreement.

(e) Transactions with Affiliates. Neither the Borrower, the Parent nor any Subsidiary of the Parent shall enter into any transaction with any of its Affiliates (other than Parent or Subsidiaries of the Parent provided that the Parent owns directly or indirectly at least 95% of the Common Stock of such Subsidiary), unless such transaction is on terms not materially less favorable to the Borrower, the Parent or any such Subsidiary than if the transaction had been negotiated in good faith on an arm’s length basis with a non-Affiliate, provided that the foregoing shall not restrict (i) director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements entered into in the ordinary course of business, (ii) transactions pursuant to the $550 million revolving credit facility between RWE and the Borrower, (iii) transactions pursuant to the Support Agreement and (iv) transactions and arrangements in connection with any Initial Public Offering or subsequent disposition by RWE or any of its Affiliates of Common Stock of Parent or of any Person that owns 100% of the Common Stock of Parent (including with respect to allocations of assets and liabilities, transition services and other separation matters, indemnification, registration rights and expense reimbursement) that are (A) customary in similar transactions and approved by the board of directors of Parent or (B) reasonably acceptable to the Administrative Agent.

(f) Use of Proceeds. The Borrower shall not use any portion of the proceeds of any Advance (i) directly or indirectly, for any purpose that entails a violation of the Regulations of the Board, including the Margin Regulations, or (ii) for any purpose in violation of any other applicable law, rule or regulation. The proceeds of the Advances will be used solely for the purposes specified in Section 4.07.

(g) Support Agreement. Subject to Section 7.04(viii), the Borrower shall not, and shall not cause or permit the Parent to: (i) cancel or terminate the Support Agreement or (ii) amend or otherwise modify the terms of the Support Agreement, except for amendments and modifications that do not adversely affect the rights of the Lenders hereunder, in each case, without the prior written consent of the Lenders.

(h) Debt. The Borrower shall not cause or permit the Parent to incur Funded Debt in excess of $150,000,000 at any one time outstanding, other than (i) Debt owed to the Borrower or any other Subsidiary of the Parent, (ii) Debt under this Agreement and (iii) Debt outstanding on the date hereof and listed on Schedule 5.02(h), and refinancings, extensions, renewals or replacements thereof.

(i) Change in Nature of Business. The Borrower shall not engage in any business, operations or activities (whether directly, through a joint venture, in connection with a permitted acquisition or otherwise) other than financing activities for and on behalf of the Parent and the other Subsidiaries of the Parent.

(j) Asset Sales. The Borrower shall not, and shall not cause or permit the Parent or any Subsidiary of the Parent to, sell, lease, transfer or otherwise dispose of any assets, or grant any option or other right to purchase, lease or otherwise acquire any assets to any Person that is not a Subsidiary of the Parent that is at least 95%-owned by the Parent, except (i) sales in the ordinary course of its business, (ii) sales, leases, transfers or dispositions of assets that in the aggregate (from the date hereof to and including the Termination Date) do not exceed $1,000,000,000, (iii) sales, leases, transfers or dispositions of assets described in Schedule 5.02(j) and (iv) other sales, leases, transfers or dispositions of assets in exchange for cash in an amount at least equal to the fair market value of such asset; provided that, in the case of this clause (iv) only, to the extent an amount equal to the Net Cash Proceeds thereof is not used within 365 days after receipt of such Net Cash Proceeds to acquire (or make capital expenditures to finance the acquisition, repair, improvement or construction of), to the extent otherwise permitted hereunder, assets useful in the business of the Parent or any of its Subsidiaries, the amount not so used during such period shall (x) to the extent the exception in clause (ii) above is available, be deemed to utilize such exception as of the last day of such 365-day period (such day being, with respect to such asset disposition, the “Mandatory Commitment Reduction Date”) and (y) otherwise, be deemed to be the “Mandatory Commitment Reduction Amount” as of such Mandatory Commitment Reduction Date for purposes of Section 2.10(b).

ARTICLE VI

DEFAULTS

Section 6.01 Events of Default. If one or more of the following events (“Events of Default”) shall have occurred and be continuing:

(a) the Borrower shall fail to pay (i) any principal of any Advance on the date such payment is due, or (ii) interest on any Advance or any fee or other amount payable hereunder, within three Business Days of the date such payment is due; or

(b) the Borrower shall fail to observe or perform (or shall fail to cause the Parent and its Subsidiaries, as applicable, to observe or perform) any covenant or agreement contained in Section 5.01(c)(i), 5.0l(h), 5.01(i), 5.01(j) or 5.02; or

(c) the Borrower shall fail to observe or perform (or shall fail to cause the Parent and its Subsidiaries, as applicable to observe or perform) any covenant or agreement contained in this Agreement (other than those covered by subsection (a) or (b) of this Section 6.01) for 30 days after written notice thereof has been given to the Borrower by the Administrative Agent or any Lender; or

(d) any representation, warranty, certification or statement made or deemed made by the Borrower in Article IV of this Agreement or by the Borrower or the Parent under any other Loan Document or in any certificate, financial statement or other document delivered pursuant to this Agreement or any other Loan Document shall prove to have been incorrect in any material respect when made (or deemed made); or

(e) the Borrower, the Parent or any Significant Subsidiary of the Parent shall fail to pay any principal of or premium or interest on any Debt (excluding Debt evidenced by this Agreement but including, for purposes of this provision, obligations of the Parent under Section 4 of the Support Agreement) thereof in the aggregate in excess of (i) $10,000,000, in the case of the Borrower, (ii) $25,000,000, in the case of the Parent or any Significant Subsidiary other than the Borrower or (iii) $50,000,000, in the aggregate, in the case of all of the Significant Subsidiaries of the Parent, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist (other than, until no later than October 31, 2006, any Specified Default) under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or

(f) the Parent shall default in the performance or observance of any obligation or condition under Section 3 of the Support Agreement as of the last day of any Fiscal Year or Fiscal Quarter of the Borrower; provided, however, that any such default shall not be an Event of Default unless the Borrower has tangible net worth (total assets less liabilities less intangible assets as of such last day), as determined for purposes of the Support Agreement and after giving effect to period-end adjustments in accordance with GAAP, of less than negative $10,000; or

(g) the Borrower, the Parent or any Significant Subsidiary of the Parent shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally, or shall admit in writing its inability, to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing; or

(h) an involuntary case or other proceeding shall be commenced against the Borrower, the Parent or any Significant Subsidiary of the Parent seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower, the Parent or any such Significant Subsidiary under the federal bankruptcy laws as now or hereafter in effect; or

(i) one or more judgments or orders for the payment of money in an aggregate amount (to the extent not paid or insured) in excess of (i) $10,000,000, in the case of the Borrower, (ii) $25,000,000, in the case of the Parent or any Significant Subsidiary other than the Borrower or (iii) $50,000,000, in the aggregate, in the case of all of the Significant Subsidiaries of the Parent, shall be rendered against the Borrower, the Parent or any such Significant Subsidiary, and such judgments or orders shall continue unsatisfied and unstayed for a period of 30 days; or

(j) the Borrower, the Parent or any Significant Subsidiary of the Parent, or any member of the Controlled Group of the foregoing shall fail to pay when due any amount, in excess of $15,000,000, which it shall have become liable to pay to the PBGC or to a Plan or Multi-employer Plan under Title IV of ERISA; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such Plan or Multi-employer Plan or a proceeding shall be instituted by a fiduciary of any such Plan or Multi-employer Plan to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Plan or Multi-employer Plan must be terminated; or the Borrower, the Parent or any such Significant Subsidiary, or any member of the Controlled Group of the foregoing shall incur any Withdrawal Liability in the aggregate in excess of $15,000,000, with respect to one or more Multi-employer Plans; or

(k) any material provision of the Support Agreement shall become unenforceable, or any court or governmental or regulatory body having jurisdiction over the Parent, shall assert the unenforceability of any such provision in writing, or the Parent contests in any manner the validity or enforceability of any such provision; or

(1) a Change of Control shall occur; or

(m) the Parent shall cease to own, directly or indirectly, 100% of the Common Stock of the Borrower;

then, and in every such event, the Administrative Agent, on behalf of the Lenders, may (or shall at the request of the Required Lenders) (i) by notice to the Borrower terminate the Commitment and it shall thereupon terminate, and (ii) by notice to the Borrower declare the Advances

(together with accrued interest thereon) and all other amounts payable hereunder and under the other Loan Documents to be, and the Advances (together with all accrued interest thereon) and all other amounts payable hereunder and under the other Loan Documents shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that if any Event of Default specified in subsection (g) or (h) of this Section 6.01 occurs with respect to the Borrower or the Parent, without any notice to the Borrower or any other act by the Administrative Agent or any Lender, the Commitment shall thereupon automatically terminate and the Advances (together with accrued interest thereon) and all other amounts payable hereunder and under the other Loan Documents shall automatically become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

Section 6.02 Cash Collateral Account. Notwithstanding anything to the contrary contained herein, no notice given or declaration made by the Administrative Agent pursuant to Section 6.01 shall affect the obligation of any LC Issuing Bank to make any payment under any Letter of Credit in accordance with the terms of such Letter of Credit; provided, however, that upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall at the request, or may with the consent, of the Required Lenders, upon notice to the Borrower, require the Borrower to deposit with the Administrative Agent an amount in the cash collateral account (the “Cash Collateral Account”) described below equal to the aggregate maximum amount available to be drawn under all Letters of Credit outstanding at such time. Such Cash Collateral Account shall at all times be free and clear of all rights or claims of third parties. The Cash Collateral Account shall be maintained with the Administrative Agent in the name of, and under the sole dominion and control of, the Administrative Agent, and amounts deposited in the Cash Collateral Account shall bear interest at a rate equal to the rate generally offered by the Administrative Agent for deposits equal to the amount deposited by the Borrower in the Cash Collateral Account, for a term to be determined by the Administrative Agent in its sole discretion. The Borrower hereby grants to the Administrative Agent for the benefit of the Lenders and the LC Issuing Banks a Lien on, and hereby assigns to the Administrative Agent for the benefit of the Lenders and the LC Issuing Banks all of its right, title and interest in, the Cash Collateral Account and all funds from time to time on deposit therein to secure its reimbursement obligations in respect of Letters of Credit. If any drawings then outstanding or thereafter made are not reimbursed in full immediately upon demand or, in the case of subsequent drawings, upon being made, then, in any such event, the Administrative Agent may, and, upon the Borrower’s request, shall, apply the amounts then on deposit in the Cash Collateral Account, in such priority as the Administrative Agent shall elect, toward the payment in full of any or all of the Borrower’s obligations hereunder as and when such obligations shall become due and payable. Upon the earlier to occur of (a) payment in full, after the termination of the Letters of Credit, of all such obligations and (b) the date on which all Events of Default shall have been cured or waived, the Administrative Agent will repay and reassign to the Borrower any cash then on deposit in the Cash Collateral Account, and the Lien of the Administrative Agent on the Cash Collateral Account and the funds therein shall automatically terminate.

ARTICLE VII

MISCELLANEOUS

Section 7.01 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission or similar writing) and shall be given to such party at its address, or telecopy number or other electronic transmission set forth, in the case of the Borrower and the Parent, on the signature pages hereto, and, in the case of any other party, on Schedule I, or such other address or telecopy number as such party may hereafter specify for the purpose by notice to each other party. Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopy number specified as provided in this Section and the appropriate confirmation is received, (ii) if given by e-mail, when transmitted to the email address specified in this Section and a written confirmation of such communication is given by some other method specified in this Section is also given, (iii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or (iv) if given by any other means, when delivered at the address specified as provided in this Section; provided that Notices of Borrowings to the Administrative Agent and Notices of Swing Line Borrowings to the Swing Line Bank under Article II shall not be effective until received.

Section 7.02 No Waivers. No failure or delay by the Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any of the other Loan Documents shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 7.03 Expenses: Documentary Taxes; Indemnification.

(a) The Borrower shall pay (i) all reasonable out-of-pocket expenses of the Administrative Agent (including reasonable fees and disbursements of counsel for the Administrative Agent) in connection with the preparation of this Agreement and the other Loan Documents, any waiver or consent hereunder or thereunder or any amendment hereof or thereof or any Default hereunder or thereunder, and (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent and each of the Lenders, including fees and disbursements of counsel of the Administrative Agent and each Lender, in connection with collection and other enforcement proceedings resulting from any Event of Default, including reasonable out-of-pocket expenses incurred in enforcing this Agreement and the other Loan Documents.

(b) The Borrower shall indemnify the Lenders against any transfer taxes, documentary taxes, assessments or charges made by any Authority by reason of the execution and delivery of this Agreement or the other Loan Documents; provided that no Assignee shall be entitled to receive any greater payment under this subsection (b) than the related transferor Lender would have been entitled to receive.

(c) Borrower shall indemnify the Administrative Agent, each Lender and each Affiliate thereof and their respective directors, officers, employees and, agents from, and hold each of them harmless against, any and all losses, liabilities, claims or damages to which any of them may become subject, insofar as such losses, liabilities, claims or damages arise out of or result from or relate in any way to this Agreement or the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including, without limitation, from any use by the Borrower of the proceeds of any extension of credit by any Lender hereunder or breach by the Borrower of this Agreement or any other Loan Document), and the Borrower shall reimburse the Administrative Agent, each Lender and each Affiliate thereof and their respective directors, officers, employees and agents, upon demand for any reasonable out-of-pocket expenses (including, without limitation, legal fees and expenses) incurred in connection with any of the foregoing but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified. Solely with respect to the Lenders, the indemnity provisions of this subsection (c) shall supersede and replace the indemnities provided to the Lenders by the Borrower in the Commitment Letter.

Section 7.04 Amendments, Waivers and Consents. (a) Neither this Agreement nor any other Loan Document nor any of the terms hereof or thereof may be amended, changed, waived, discharged or terminated unless such amendment, change, waiver, discharge or termination is in writing and signed by the Required Lenders, the Borrower and the Parent; provided that no such amendment, change, waiver, discharge or termination shall without the consent of each Lender affected thereby:

(i)	extend the final maturity of any Advance, or any portion thereof,

(ii)	reduce the rate or extend the time of payment of interest (other than as a result of waiving the applicability of any post-default increase in interest rates) or fees hereunder;

(iii)	reduce or waive repayment of the principal amount of any Advance,

(iv)	extend the Commitment of a Lender or increase the Commitment of a Lender over the amount thereof in effect (it being understood and agreed that a waiver of any Default or Event of Default or a mandatory reduction in the Commitments shall not constitute a change in the terms of any Commitment of any Lender),

(v)	release the Borrower from all its obligations under the Loan Documents,

(vi)	reduce any percentage specified in, or otherwise modify, the definition of “Required Lenders”,

(vii)	consent to the assignment or transfer by the Borrower of any of its respective rights and obligations under (or in respect of) the Loan Documents except as permitted thereby,

(viii)	terminate or otherwise cancel the Support Agreement, or

(ix)	amend or otherwise modify this Section 7.04.

(b) In connection with any proposed amendment, change or waiver (a “Proposed Change”) requiring the consent of all Lenders or all affected Lenders, if the consent of the Required Lenders to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in paragraph (a) of this Section being referred to as a “Non-Consenting Lender”), then, so long as the Lender that is acting as Administrative Agent is not a Non-Consenting Lender, the Borrower may, at its sole expense and effort, upon notice to such Non-Consenting Lender and the Administrative Agent, require such Non-Consenting Lender to assign and delegate (or to execute a Power of Attorney to the Administrative Agent for the Administrative Agent to assign and delegate on such Non-Consenting Lender’s behalf) without recourse (in accordance with and subject to the restrictions contained in Section 7.05), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and any relevant Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal of its Advances and participations in Letter of Credit payments that have not been reimbursed, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) the Borrower or such assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 7.05(b)(iv). Notwithstanding anything to the contrary in this Agreement, the return of the Note held by any such Non-Consenting Lender is not a condition to the effectiveness of any assignment pursuant to this Section 7.04(b).

Section 7.05 Benefit of Agreement.

(a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided that the Borrower may not assign or transfer any of its interests and obligations without prior written consent of each of the Lenders; provided further that the rights of each Lender to transfer, assign or grant participations in its rights and/or obligations hereunder shall be limited as set forth in this Section 7.05.

(b) Each Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Advances, its Notes, and its Commitment); provided, however, that:

(i)	each such assignment shall be to an Eligible Assignee;

(ii)	except in the case of an assignment to another Lender, an Affiliate of an existing Lender or any fund that invests in bank loans and is advised or managed by an investment advisor to an existing Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, any such partial assignment shall be in an amount at least equal to $10,000,000 (or, if less, the remaining amount of the Commitment being assigned by such Lender) or an integral multiple of $1,000,000 in excess thereof;

(iii)	each such assignment by a Lender of any portion of its Advances shall be accompanied by an assignment of a constant, and not varying, percentage of all of such Advances, and each such assignment by a Lender of any portion of its Advances shall be accompanied by an assignment of a constant, and not varying, percentage of all of such Lender’s Advances; and

(iv)	the parties to such assignment shall execute and deliver to the Administrative Agent for its acceptance an Assignment and Acceptance, together with any Note subject to such assignment and a processing fee of $3,500.

Upon execution, delivery, and acceptance of such Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of such assignment, have the obligations, rights, and benefits of a Lender hereunder and the assigning Lender shall, to the extent of such assignment, relinquish its rights and be released from its obligations under this Agreement. Upon the consummation of any assignment pursuant to this Section 7.05, the assignor, the Administrative Agent and the Borrower shall make appropriate arrangements so that, if required, new Notes are issued to the assignor and the assignee. If the assignee is not a United States person under Section 7701 (a)(30) of the Code, it shall deliver to the Borrower and the Administrative Agent certification as to exemption from deduction or withholding of Taxes in accordance with Section 2.17. To the extent that an assignment of all or any portion of a Lender’s Commitment pursuant to this Section 7.05 would, at the time of such assignment, result in increased costs under Section 2.16 or Section 2.17 from those being charged by the respective assigning Lender prior to such assignment, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment).

(c) The Administrative Agent shall maintain at its address referred to in Section 7.01 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice. Any assignment of any Advance or other obligations shall be effective only upon an entry with respect thereto being made in the Register.

(d) Upon its receipt of an Assignment and Acceptance executed by the parties thereto, together with any Note subject to such assignment and payment of the processing fee, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the parties thereto.

(e) Each Lender may sell participations to one or more Persons (each a “Participant”) in all or a portion of its rights, obligations or rights and obligations under this Agreement (including all or a portion of its Commitment or its Advances); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participant shall be entitled to the benefit of Sections 2.16 and 2.17 and the right of set-off contained in Section 2.20, and (iv) the Borrower shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower hereunder owing to such Lender and to approve any amendment, modification, or waiver of any provision of this Agreement (other than amendments, modifications, or waivers decreasing the amount of principal of or the rate at which interest is payable on such Advances or Notes, extending any scheduled principal payment date or date fixed for the payment of interest on such Advances or Notes, or extending its Commitment).

(f) A Participant shall not be entitled to receive any greater payment under Section 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.

(g) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time assign and pledge all or any portion of its Advances and its Notes to any Federal Reserve Bank as collateral security pursuant to Regulation A and any Operating Circular issued by such Federal Reserve Bank. No such assignment shall release the assigning Lender from its obligations hereunder.

(h) Any Lender may furnish any information concerning the Borrower in the possession of such Lender from time to time to assignees and participants (including prospective assignees and Participants), subject, however, to the provisions of Section 7.06 hereof.

Section 7.06 Confidentiality. The Administrative Agent and each Lender (each, a “Lending Party”) agrees to keep confidential any information furnished or made available to it by or on behalf of the Borrower and the Parent pursuant to this Agreement; provided that nothing herein shall prevent any Lending Party from disclosing such information (a) on a confidential basis to any other Lending Party or any Affiliate of any Lending Party, or any officer, director, employee, agent, or advisor of any Lending Party or Affiliate of any Lending Party, (b) on a confidential basis to any other Person if reasonably incidental to the administration of this Agreement or the other Loan Documents, (c) as required by any law, rule, or regulation, (d) upon the order of any court or administrative agency, (e) upon the request or demand of any regulatory agency or authority, (f) that is or becomes available to the public or that is or becomes available to any Lending Party other than as a result of a disclosure by any Lending Party prohibited by this Agreement, (g) in connection with any litigation to which such Lending Party or any of its Affiliates may be a party, (h) to the extent necessary in connection with the exercise of any remedy under this Agreement or any other Loan Document, (i) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (j) to any direct or indirect contractual counterparty in

Swap Agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty (i) has been approved in writing by the Borrower or the Parent, as applicable, and (ii) agrees in a writing enforceable by the Borrower or the Parent, as applicable, to be bound by the provisions of this Section 7.06), and (k) subject to provisions substantially similar to those contained in this Section 7.06, to any actual or proposed Participant or assignee.

Section 7.07 Representation by Lender. Each Lender hereby represents that it is a commercial lender or financial institution which makes loans in the ordinary course of its business and that it will make its Advances hereunder for its own account in the ordinary course of such business; provided that, subject to Section 7.05 of this Agreement, the disposition of the Advances and the Notes held by such Lender shall at all times be within its exclusive control.

Section 7.08 Governing Law. This Agreement and the Notes shall be construed in accordance with and governed by the law of the State of New York.

Section 7.09 Consent to Jurisdiction; Waiver of Jury Trial.

(a) The Borrower (i) submits to personal jurisdiction in the State of New York, the courts thereof and the United States District Courts sitting in the City of New York, for the enforcement of this Agreement and the other Loan Documents and (ii) waives any and all personal rights under the law of any jurisdiction to object on any basis (including, without limitation, inconvenience of forum) to jurisdiction or venue within New York City and the State of New York for the purpose of litigation to enforce this Agreement and the other Loan Documents. Nothing herein contained, however, shall prevent the Borrower or any Lender from bringing any action or exercising any rights within any other state or jurisdiction.

(b) THE ADMINISTRATIVE AGENT, THE LENDERS AND THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT AND ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF THE ADMINISTRATIVE AGENT, THE LENDERS, THE BORROWER OR THE PARENT. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE ADMINISTRATIVE AGENT AND THE LENDERS ENTERING INTO THIS AGREEMENT.

Section 7.10 Interpretation. No provision of this Agreement or any other Loan Document shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision.

Section 7.11 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Section 7.12 Entire Agreement. This Agreement and the other Loan Documents embody the entire agreement and understanding between the parties hereto and thereto in respect of the transactions contemplated hereby and thereby and supersede all prior negotiations, understandings and agreements between such parties or any of them in respect of such transactions.

Section 7.13 USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

ARTICLE VIII

AGENCY PROVISIONS

Section 8.01 Appointment. Each Lender hereby designates and appoints JPMorgan Chase Bank, N.A., as Administrative Agent of such Lender to act as specified herein and the other Loan Documents, and each such Lender hereby authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated by the terms hereof and of the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere herein and in the other Loan Documents, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein and therein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any of the other Loan Documents, or shall otherwise exist against the Administrative Agent. The provisions of this Section are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor the Parent shall have any rights as a third party beneficiary of the provisions hereof. In performing its functions and duties under this Agreement and the other Loan Documents, the Administrative Agent shall act solely as Administrative Agent of the Lenders and, does not assume and shall not be deemed to have assumed any obligation or relationship of agency or trust with or for the Borrower, the Parent or any of their respective Affiliates.

Section 8.02 Delegation of Duties. The Administrative Agent may execute any of its duties hereunder or under the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 8.03 Exculpatory Provisions. The Administrative Agent and its officers, directors, employees, agents, attorneys-in-fact or affiliates shall not be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection herewith or in connection with any of the other Loan Documents (except for its or such Person’s own gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or the Parent contained herein or in any of the other Loan Documents or in any certificate, report, document, financial statement or other written or oral statement referred to or provided for in, or received by the Administrative Agent under or in connection herewith or in connection with the other Loan Documents, or enforceability or sufficiency therefor of any of the other Loan Documents, or for any failure of the Borrower or the Parent to perform its obligations hereunder or thereunder. The Administrative Agent shall not be responsible to any Lender for the effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement, or any of the other Loan Documents or for any representations, warranties, recitals or statements made herein or therein or made by the Borrower or the Parent in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by the Administrative Agent to the Lenders or by or on behalf of the Borrower or the Parent to the Administrative Agent or any Lender or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Advances or of the existence or possible existence of any Default or Event of Default or to inspect the properties, books or records of the Borrower, the Parent or any of their respective Affiliates.

Section 8.04 Reliance on Communications. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, statement, order or other document or conversation believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower, independent accountants and other experts selected by the Administrative Agent with reasonable care). The Administrative Agent may deem and treat the Lenders as the owner of their respective interests hereunder for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent in accordance with Section 7.05 hereof. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or under any of the other Loan Documents unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or under any of the other Loan Documents in accordance with a request of the Required Lenders (or to the extent specifically provided in Section 7.04, all the Lenders) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders (including their successors and assigns).

Section 8.05 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender, the Borrower or the Parent referring to the Loan Document, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders.

Section 8.06 Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that each of the Administrative Agent and its officers, directors, employees, agents, attorneys-in-fact or affiliates has not made any representations or warranties to it and that no act by the Administrative Agent or any affiliate thereof hereinafter taken, including any review of the affairs of the Borrower, the Parent or any of their respective Affiliates, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower, the Parent or their respective Affiliates and made its own decision to make its Advances hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower, the Parent and their respective Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, assets, property, financial or other conditions, prospects or creditworthiness of the Borrower, the Parent or their respective Affiliates which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

Section 8.07 Indemnification. The Lenders agree to indemnify the Administrative Agent in its capacity as such and each of its directors, officers, employees and agents (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Commitments (or if the Commitments have expired or been terminated, in accordance with the respective principal amounts of outstanding Advances of the Lenders), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following the final payment of all of the obligations of the Borrower hereunder and under the other Loan Documents) be imposed on, incurred by or asserted against the Administrative Agent in its capacity as such in any way relating to or arising out of this Agreement or the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent in its capacity as such under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of the Administrative Agent in its capacity as such. If any indemnity furnished to the Administrative Agent for any purpose shall, in the opinion of the Administrative Agent, be insufficient or become impaired, the Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished (which additional indemnity shall be furnished in accordance with the terms of this

Section 8.07). The agreements in this Section shall survive the repayment of the Advances, the expiry of all Letters of Credit, the repayment of all other obligations under the Loan Documents and the termination of the Commitments hereunder.

Section 8.08 Administrative Agent in its Individual Capacity. The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower, the Parent, their respective Subsidiaries or their respective Affiliates as though the Administrative Agent were not the Administrative Agent hereunder. With respect to the Advances and all obligations of the Borrower and the Parent hereunder and under the other Loan Documents, the Administrative Agent shall have the same rights and powers under this Advance Agreement as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

Section 8.09 Successor Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Required Lenders, with any such resignation or removal to become effective only upon the appointment of a successor Administrative Agent pursuant to this Section 8.09. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Administrative Agent. Such successor shall be subject to the approval of the Borrower, such approval not to be unreasonably withheld or delayed; provided that such approval shall not be necessary if at the time such successor is appointed there shall have occurred and be continuing an Event of Default described in Section 6.01 (a), (g) or (h). If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a Lender or shall be another commercial bank or trust company organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $400,000,000. Such successor shall be subject to the approval of the Borrower, such approval not to be unreasonably withheld or delayed; provided that such approval shall not be necessary if at the time such successor is appointed there shall have occurred and be continuing an Event of Default described in Section 6.01(a), (g) or (h). Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent, shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

Section 8.10 Other Agents. Neither Co-Lead Arranger nor any Lender identified as an “Agent” (other than the Administrative Agent) shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders so identified shall have or be deemed to have any fiduciary relationship with any other Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

ARTICLE IX

ACKNOWLEDGEMENT

Section 9.01 Parent. The Parent hereby acknowledges that (a) amounts owing by the Borrower under this Agreement will constitute “Debt” under the Support Agreement and (b) this Agreement contains representations and warranties and covenants that relate to the Parent and that a breach of any of those representations or warranties, or a failure by the Borrower to comply with such covenants, could result in an Event of Default under this Agreement. Notwithstanding the acknowledgement contained in this Section 9.01, each of the Administrative Agent, each LC Issuing Bank, the Swing Line Bank and each Lender acknowledges and agrees that it will have no recourse against the Parent under this Agreement, and the rights and remedies of the Administrative Agent, each LC Issuing Bank, the Swing Line Bank and each Lender against Parent shall be solely pursuant to and in accordance with the Support Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:

AMERICAN WATER CAPITAL CORP.

By:	/s/ James M. Kalinovich
Name:	James M. Kalinovich
Title:	Treasurer

Address for Notices:
1025 Laurel Oak Road
Voorhees, NJ 08043
Attention: Treasurer
Telecopy number: 856.566.4004

AMERICAN WATER CAPITAL CORP. CREDIT AGREEMENT

PARENT:

Acknowledged and agreed solely as to Section 9.01 of the Credit Agreement.

AMERICAN WATER WORKS COMPANY, INC.

By	/s/ James M. Kalinovich
Name:	James M. Kalinovich
Title:	Treasurer

Address for Notices:
1025 Laurel Oak Road
Voorhees, NJ 08043
Attention: Treasurer
Telecopy number: 856.566.4004

AMERICAN WATER CAPITAL CORP. CREDIT AGREEMENT

JPMORGAN CHASE BANK, N.A. as Administrative Agent, as an LC Issuing Bank, and as a Lender

By	/s/ Peter M. Hayes
Name:	Peter M. Hayes
Title:	Vice President

AMERICAN WATER CAPITAL CORP. CREDIT AGREEMENT

CITIBANK, N.A. as Syndication Agent and as a Lender

By	/s/ Amit Vasani
Name:	Amit Vasani
Title:	Vice President

AMERICAN WATER CAPITAL CORP. CREDIT AGREEMENT

CITIZENS BANK OF PENNSYLVANIA

By	/s/ Stephen E. Stambaugh
Name:	Stephen E. Stambaugh
Title:	Senior Vice President

AMERICAN WATER CAPITAL CORP. CREDIT AGREEMENT

CREDIT SUISSE, Cayman Islands Branch

By	/s/ Sarah Wu
Name:	Sarah Wu
Title:	Director

By	/s/ Nupur Kumar
Name:	Nupur Kumar
Title:	Associate

AMERICAN WATER CAPITAL CORP. CREDIT AGREEMENT

WILLIAM STREET COMMITMENT CORPORATION (Recourse only to assets of William Street Commitment Corporation)

By	/s/ Mark Walton
Name:	Mark Walton
Title:	Assistant Vice President

AMERICAN WATER CAPITAL CORP. CREDIT AGREEMENT

MERRILL LYNCH BANK USA

By	/s/ David Millett
Name:	David Millett
Title:	Vice President

AMERICAN WATER CAPITAL CORP. CREDIT AGREEMENT

MORGAN STANLEY BANK

By	/s/ Daniel Twenge
Name:	Daniel Twenge
Title:	Authorized Signatory Morgan Stanley Bank

AMERICAN WATER CAPITAL CORP. CREDIT AGREEMENT

UBS LOAN FINANCE LLC

By	/s/ Richard L. Tavrow
Name:	Richard L. Tavrow
Title:	Director Banking Products Services, US

By	/s/ Irja R. Otsa
Name:	Irja R. Otsa
Title:	Associate Director Banking Products Services, US

AMERICAN WATER CAPITAL CORP. CREDIT AGREEMENT

CoBank, ACB

By	/s/ David Dornbirer
Name:	David Dornbirer
Title:	Vice President

AMERICAN WATER CAPITAL CORP. CREDIT AGREEMENT

PNC BANK, NATIONAL ASSOCIATION

By	/s/ Meredith Jermann
Name:	Meredith Jermann
Title:	Vice President

AMERICAN WATER CAPITAL CORP. CREDIT AGREEMENT